UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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PATRIOT COAL CORPORATION

(Name of Registrant as Specified In Its Charter)
[COMPANY NAME]

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April 7, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Patriot Coal Corporation (the “Company”), which will be held on Monday, May 12, 2008, at 10:00 A.M., Central Time, at the Donald Danforth Plant Science Center at 975 North Warson Road, Saint Louis, Missouri 63132.

During this meeting, stockholders will vote on the following items:

1. Election of two Class I Directors for three-year terms;

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business, if any, as lawfully may be brought before the meeting.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain complete details on these items and other matters. We also will be reporting on the Company’s operations and responding to stockholder questions. If you have questions that you would like to raise at the meeting, we encourage you to submit written questions in advance (by mail or e-mail) to the Corporate Secretary. This will help us respond to your questions during the meeting. If you would like to e-mail your questions, please send them to stockholders.questions@patriotcoal.com.

Your participation in the Annual Meeting is important, regardless of the number of shares you hold. To ensure your representation, we encourage you to vote over the telephone or internet or to complete and return the enclosed proxy card as soon as possible. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you so desire.

Thank you for your continued support of Patriot Coal.  We look forward to seeing you on May 12.

Very truly yours,

Richard M. Whiting
President & Chief Executive Officer

PATRIOT COAL CORPORATION
12312 Olive Boulevard
Saint Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Patriot Coal Corporation (the “Company”) will hold its Annual Meeting of Stockholders at the Donald Danforth Plant Science Center at 975 North Warson Road, Saint Louis, Missouri 63132 on Monday, May 12, 2008, at 10:00 A.M., Central Time, to:

•	Elect two Class I Directors for three-year terms;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	To transact such other business, if any, as lawfully may be brought before the meeting.

The Board of Directors has fixed March 20, 2008 as the record date for determining stockholders who will be entitled to receive notice of and vote at the Annual Meeting or any adjournment. Each share of Common Stock is entitled to one vote. As of the record date, there were 26,760,377 shares of Common Stock outstanding.

If you own shares of the Company’s Common Stock as of March 20, 2008, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Stockholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at www.voteproxy.com and following the voting instructions provided; or

•	By calling 1-800-PROXIES on a touch-tone telephone and following the recorded instructions.

An admittance card or other proof of ownership is required to attend the Annual Meeting. Please retain the top portion of your proxy card for this purpose. Also, please indicate your intention to attend the Annual Meeting by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If your shares are held by a bank or broker, you will need to ask them for an admission card in the form of a confirmation of beneficial ownership. If you do not receive a confirmation of beneficial ownership or other admittance card from your bank or broker, you must bring proof of share ownership (such as a copy of your brokerage statement) to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet, or complete, date and sign the enclosed proxy card and return it in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

Joseph W. Bean
Senior Vice President, General Counsel
& Corporate Secretary

PATRIOT COAL CORPORATION
PROXY STATEMENT
FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	The Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders because you are a stockholder of Patriot Coal Corporation as of March 20, 2008, the record date. As of the record date, there were 26,760,377 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and proxy card were first mailed to stockholders on or about April 8, 2008.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following items:

• Election of Michael M. Scharf and J. Joe Adorjan as Class I Directors;

• Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

• Any other matter properly introduced at the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

• FOR each of the director nominees (Item 1); and

• FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 (Item 2).

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Richard M. Whiting, Mark N. Schroeder and Joseph W. Bean to vote on such matters in their discretion.

Q:	How do I vote?

A:	If you are a stockholder of record or hold stock through the Patriot Coal Corporation 401(k) Retirement Plan, you may vote using any of the following methods:

• Via the internet, by visiting the website www.voteproxy.com and following the instructions for Internet voting on your proxy card;

• From the United States, Canada or Puerto Rico, by dialing 1-800-PROXIES and following the instructions for telephone voting on your proxy card;

• By completing and mailing your proxy/voting instruction card; or

• By casting your vote in person at the Annual Meeting.

If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the stockholders of record of all shares, other than those held in the Patriot Coal Corporation 401(k) Retirement Plan, close at 10:59 P.M. Central Time on May 11, 2008. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm your instructions have been properly recorded.

If you hold shares of the Company’s common stock in the Patriot Coal Corporation 401(k) Retirement Plan, you will receive a single proxy/voting instruction card with respect to all shares registered in your name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/voting instruction card with respect to the shares credited in your plan account. Voting instructions regarding plan shares must be received by 3:00 P.M. Central Time on May 7, 2008, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of common stock in the Patriot Coal Corporation 401(k) Retirement Plan will be voted by Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the plan. Plan participants should indicate their voting instructions to Vanguard for each action to be taken under proxy by completing and returning the proxy/voting instruction card, by using the toll-free telephone number or by indicating their instructions over the Internet. All voting instructions from plan participants will be kept confidential. If a plan participant fails to sign or to timely return the proxy/voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in the same proportion as plan shares for which the trustee receives voting instructions.

If you return your signed proxy card or vote by Internet or telephone, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “For” the nominees for director and “For” ratification of the appointment of Ernst & Young LLP.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker or nominee allows, submit voting instructions by Internet or telephone. If you provide specific voting instructions by mail, telephone or Internet, your broker or nominee will vote your shares as you have directed.

Ballots will be provided during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

• Submitting a valid, later-dated proxy;

• Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 10:59 P.M. Central Time on May 11, 2008;

• Notifying the Company’s Corporate Secretary in writing that you have revoked your proxy; or

• Completing a written ballot at the Annual Meeting

You can revoke your voting instructions with respect to shares held in the Patriot Coal Corporation 401(k) Retirement Plan at any time prior to 10.59 P.M. Central Time on May 11, 2008 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Vanguard.

Q:	Is my vote confidential?

A:	Yes. All proxies, ballots and vote tabulations that identify how individual stockholders voted will be kept confidential and not be disclosed to the Company’s directors, officers or employees, except in limited circumstances, including:

• When disclosure is required by law;

• During any contested solicitation of proxies; or

• When written comments by a stockholder appear on a proxy card or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:	If your shares are held in street name and you do not instruct your broker how to vote, your broker may vote your shares at its discretion on routine matters such as the election directors (Item 1) or ratification of the independent registered public accounting firm (Item 2). On non-routine matters, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.”

Q:	How will my Company stock in the Patriot Coal Corporation 401(k) Retirement Plan be voted?

A:	Vanguard, as the plan trustee, will vote your shares in accordance with your instructions if you send in a completed proxy/voting instruction card or vote by telephone or the Internet before 10:59 P.M. Central Time on May 11, 2008. All telephone and Internet voting facilities with respect to plan shares will close at that time. Vanguard will vote allocated shares of Company Common Stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as plan shares for which the trustee receives voting instructions.

Q:	How many shares must be present to hold the Annual Meeting?

A:	Holders of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:	What vote is required to approve the proposals?

A:	In the election of directors, the two nominees receiving the highest number of “For” votes will be elected. Abstentions and proxies marked “Withhold” will have no effect on the election of directors, except, if a nominee in an uncontested election receives more “Withhold” than “For” votes, the nominee must tender his resignation in accordance with our Director Election Procedures. The Board will then determine whether to accept or reject the resignation based on all factors affecting the nominee’s qualifications and contributions to the Company. Our Director Election Procedures can be accessed on the Company’s website (www.patriotcoal.com) by clicking on “Investors,” then “Corporate Governance,” and then “Corporate Governance Guidelines.” Information on our website is not considered part of this Proxy Statement.

The ratification of the appointment of Ernst & Young LLP will require approval by a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions will have the same effect as votes cast against this proposal while broker non-votes will have no impact on this proposal.

Q:	What does it mean if I receive more than one proxy card?

A:	It means your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q:	Who can attend the Annual Meeting?

A:	All Patriot Coal Corporation stockholders as of March 20, 2008 may attend the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:	If you are a stockholder of record or a participant in the Patriot Coal Corporation 401(k) Retirement Plan, your admission card is attached to your proxy card or voting instruction form. You will need to bring this admission card with you to the Annual Meeting.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a confirmation of beneficial ownership.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We plan to announce preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on SEC Form 10-Q for the quarterly period ended June 30, 2008.

ELECTION OF DIRECTORS (ITEM 1)

In accordance with the terms of the Company’s certificate of incorporation, the Board of Directors is divided into three classes, with each class serving a staggered three-year term. At this year’s Annual Meeting, the terms of current Class I Directors will expire. The terms of Class II Directors and Class III Directors will expire at the Annual Meetings to be held in 2009 and 2010, respectively.

The Board of Directors has nominated J. Joe Adorjan and Michael M. Scharf for election as Class I Directors with terms expiring in 2011. Each of the nominees is currently serving as a director of the Company. All nominees have consented to serve for the new term. Should any one or more of the nominees become unavailable for election, your proxy authorizes us to vote for such other persons, if any, as the Board of Directors may recommend.

The Board of Directors recommends that you vote “For” each of the Class I director nominees named below.

Class I Director Nominees — Terms Expiring in 2011

J. JOE ADORJAN, age 69, has been a director of the Company since November 2007. Mr. Adorjan is currently chairman of Adven Capital, a private equity firm and is a partner of Stonington Partners Inc., a New York based private equity firm. He has served in these positions since February 2001. From 1995 through December 2000, Mr. Adorjan served as chairman and chief executive officer of Borg-Warner Security Corporation, a provider of security services. Prior to joining Borg-Warner, Mr. Adorjan served in a number of senior executive capacities with Emerson Electric Co. and ESCO Electronics Corporation, an independent NYSE corporation that was formed in 1990 with the spin-off of Emerson’s government and defense business. He was chairman and chief executive officer of ESCO from 1990 to 1992, when he rejoined Emerson as president. Mr. Adorjan originally joined Emerson in 1968 and served in a number of senior executive capacities, including executive vice president of finance, international, technology and corporate development.

Mr. Adorjan has a Bachelors and Masters degree in economics from Saint Louis University. Mr. Adorjan currently serves as a director for Goss Graphics Systems, Inc., a manufacturer of web offset newspaper press systems, and is chairman of Bates Sales Company, a distributor of industrial power transmission equipment and parts. He is also a member of the board of directors of Thermadyne Holdings Corporation, a marketer of cutting and welding products and accessories, where he serves as lead director and as a member of the audit and compensation committees. He also serves on the board of trustees of Saint Louis University and Ranken Technical College and is Chairman of The Hungarian — Missouri Educational Partnership.

MICHAEL M. SCHARF, age 60, has been a director of the Company since November 2007. Mr. Scharf is Senior Vice President & Chief Financial Officer of Bunge North America, the North American operating arm of Bunge Limited, a global supplier of agricultural commodities and food products. He has served in this capacity since joining Bunge in 1990. He was previously Senior Vice President and Chief Financial Officer of Peabody Holding Company, Inc. (1978-1990) and Tax Manager at Arthur Andersen & Co. (1969-1978).

Mr. Scharf has a degree in Accounting from Wheeling Jesuit University and is a certified public accountant. Mr. Scharf represents Bunge’s interests with multiple biofuels joint ventures, and is currently a director of Renewable Energy Group (biodiesel), Bunge-Ergon Vicksburg (ethanol), Biofuels Company of America (biodiesel), and Southwest Iowa Renewable Energy (ethanol).

Class II Directors — Terms Expiring in 2009

B. R. BROWN, age 75, has been a director of the Company since October 2007. Mr. Brown is the retired Chairman, President and Chief Executive Officer of CONSOL Energy, Inc., a domestic coal and gas producer and energy services provider. He served as Chairman, President and Chief Executive Officer of CONSOL and

predecessor companies from 1978 to 1998. He also served as a Senior Vice President of E.I. du Pont de Nemours & Co., CONSOL’s controlling stockholder, from 1981 to 1991. Before joining CONSOL, Mr. Brown was a Senior Vice President at Conoco. From 1990 to 1995, he also was President and Chief Executive Officer of Remington Arms Company, Inc.

Mr. Brown has a degree in economics from the University of Arkansas. Mr. Brown has previously served as Director and Chairman of the Bituminous Coal Operators Association Negotiating Committee, Chairman of the National Mining Association, and Chairman of the Coal Industry Advisory Board of the International Energy Agency. Mr. Brown was a director of Peabody Energy Corporation from December 2003 until October 2007, when he resigned to join Patriot’s Board of Directors. He is also a director of Delta Trust & Bank and Remington Arms Company, Inc.

JOHN E. LUSHEFSKI, age 52, has been a director of the Company since October 2007. Mr. Lushefski has been a senior consultant providing strategic, business development and financial advice to public and private companies since July 2005. He has substantial coal industry experience and a global background in treasury, tax, accounting, strategic planning, information technology, human resources, investor relations and business development. From December 2004 until July 2005, Mr. Lushefski was engaged in the development of his current consulting business. From 1996 until December 2004, he served as Chief Financial Officer of Millennium Chemicals Inc., a NYSE-listed international chemicals manufacturer that was spun off from Hanson PLC. He also served as Senior Vice President & Chief Financial Officer of Hanson Industries Inc. from 1995 to 1996, and as Vice President & Chief Financial Officer of Peabody Holding Company, Inc. from 1991 to 1995. Prior to joining Hanson in 1985, he was an Audit Manager with Price Waterhouse LLP, New York.

Mr. Lushefski is a certified public accountant with a B.S. in Business Management/Accounting from Pennsylvania State University. He also has served as a director of Suburban Propane, LP (1996-1999) and Smith Corona Corporation (1995-1996).

Class III Directors — Terms Expiring in 2010

RICHARD M. WHITING, age 53, has been a director of the Company since October 2007. Effective October 31, 2007, the Company was spun-off from Peabody Energy Corporation (“Peabody”) and became a separate, publicly-traded company (the “spin-off”). Mr. Whiting assumed the position of President & Chief Executive Officer in October 2007.

Mr. Whiting joined Peabody’s predecessor company in 1976 and held a number of operations, sales and engineering positions both at the corporate offices and at field locations. Prior to the spin-off, Mr. Whiting was Peabody’s Executive Vice President & Chief Marketing Officer from May 2006 to October 2007, with responsibility for all marketing, sales and coal trading operations, as well as Peabody’s joint venture relationships. He previously served as President & Chief Operating Officer and as a director of Peabody from 1998 to 2002. He also served as Executive Vice President — Sales, Marketing & Trading from 2002 to 2006, and as President of Peabody COALSALES Company from 1992 to 1998.

Mr. Whiting is the former Chairman of National Mining Association’s Safety and Health Committee, the former Chairman of the Bituminous Coal Operators’ Association, and a past board member of the National Coal Council. He is currently a director of the Society of Mining Engineers Foundation.

Mr. Whiting holds a Bachelor of Science degree in mining engineering from West Virginia University.

IRL F. ENGELHARDT, age 61, has served as Chairman of the Board of Directors and Executive Advisor of the Company since its October 31, 2007 spin-off. Mr. Engelhardt served as Chairman and Chief Executive Officer of Peabody from 1990 to December 2005 and its Chairman of the Board of Directors from 2006 through October 2007. He served as Co-Chief Executive Officer of The Energy Group from 1997 to 1998, Chairman of Suburban Propane Company from 1995 to 1996, Chairman of Cornerstone Construction and Materials from 1994 to 1995 and Director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt is also a director of The Williams Companies, Inc., Valero Energy Corporation, Chairman of The Federal Reserve Bank of St. Louis and General Manager of White Walnut Farms LLC.

ROBERT O. VIETS, age 64, has been a director of the Company since November 2007. Mr. Viets is the former President, Chief Executive Officer and Director of CILCORP, a NYSE-listed holding company which owned a regulated electric and natural gas utility (CILCO) in central Illinois. Mr. Viets served in this capacity from 1988 until 1999, when CILCORP was acquired by AES. He also served as Chief Financial Officer during his 26-year career at CILCORP. Prior to joining CILCORP, Mr. Viets was an auditor with Arthur Andersen & Co. Following his career at CILCORP, Mr. Viets has provided consulting services to regulated energy and communication businesses.

Mr. Viets has a degree in economics from Washburn University (Topeka) and a law degree from Washington University School of Law. He is also a certified public accountant. He has served as a director of, among other companies, RLI Corp., a specialty property and casualty insurer (1993-present); Consumers Water Company, a Maine-based regulated water utility (1996-1998); and Philadelphia Suburban Corp., now Aqua America, Inc. (1998-2001); including serving as a member of the Audit Committees at RLI Corp. and Philadelphia Suburban Corp.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Director Independence

As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors will evaluate the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one or more directors (e.g., in connection with a change in employment status or other significant changes). This process is administered by the Nominating & Governance Committee which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships with the Company, the Nominating & Governance Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.

In making independence determinations, the Nominating & Governance Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with the Company, (2) the significance of the relationship to the Company, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits, and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board deems any relationships that have expired for more than three years to be immaterial.

After considering the standards for independence adopted by the NYSE and various other factors as described herein, the Board of Directors has determined that all directors other than Messrs. Whiting and Engelhardt are independent. None of the directors, other than Messrs. Whiting and Engelhardt, receives any compensation from the Company other than customary director and committee fees.

The Board has determined that Directors Adorjan, Brown, Lushefski and Scharf are independent, based upon the fact that they have no relationships with the Company (other than serving as directors). The Board has also determined that Mr. Viets is independent after evaluating his relationship with the Company and concluding that such relationship is immaterial. Such relationship is outlined below.

Mr. Viets serves as a director of RLI Corp., a specialty property and casualty insurer that provides marine excess liability insurance coverage to the Company for an annual premium of $8,400. The Board has concluded that this relationship is not material since this service is offered to the Company on the same general terms and conditions as other large commercial customers and was provided to the Company prior to Mr. Viets joining the Board. The Company’s directors did not solicit these commercial relationships and were not involved in any related discussions or deliberations.

Board Attendance and Executive Sessions

The Board of Directors met three times in 2007. During that period, each incumbent director attended 100% of the meetings of the Board and the committees on which he served. Mr. Engelhardt serves as chairman at all meetings of the Board of Directors, including portions of meetings where all directors are present.

Non-management directors meet in executive session at least quarterly. If the Board determines that any non-management director is not independent in accordance with the Board’s standards for determining independence, an executive session comprised solely of independent directors will be held at least annually. Executive sessions are chaired by the chairpersons of the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee, on a rotating basis.

Committees of the Board of Directors

The Board has appointed four standing committees from among its members to assist it in carrying out its obligations. These committees are the Audit Committee, Compensation Committee, Executive Committee and Nominating & Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on the Company’s website (www.patriotcoal.com) by clicking on “Investors,” then “Corporate Governance,” and then “Committee Charters” and is available in print to any stockholder who requests it. Information on our website is not considered part of this Proxy Statement. A description of each committee and its current membership follows:

Executive Committee

The members of the Executive Committee are Richard M. Whiting (Chair), Irl F. Engelhardt and B. R. Brown. The Executive Committee did not meet during 2007.

When the Board of Directors is not in session, the Executive Committee has all of the power and authority as delegated by the Board of Directors, except with respect to:

•	Amending the Company’s certificate of incorporation and bylaws;

•	Adopting an agreement of merger or consolidation;

•	Recommending to shareholders the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	Recommending to shareholders dissolution of the Company or revocation of any dissolution;

•	Declaring a dividend;

•	Issuing stock;

•	Appointing members of Board committees; and

•	Changing major lines of business.

Compensation Committee

The members of the Compensation Committee are John E. Lushefski (Chair), B. R. Brown and J. Joe Adorjan. The Board of Directors has affirmatively determined that, in its judgment, all members of the Compensation Committee are independent under rules established by the New York Stock Exchange.

The Compensation Committee met once during 2007. Some of the primary responsibilities of the Compensation Committee include the following:

•	To annually review and approve corporate goals and objectives relevant to the Company’s CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent members of the Board of Directors, determine and approve the CEO’s compensation levels based on this evaluation;

•	To annually review, with the CEO, the performance of the Company’s executive officers and make recommendations to the Board of Directors with respect to the compensation plans for such officers;

•	To annually review and approve the CEO’s and the executive officers’ base salary, annual incentive opportunity and long-term incentive opportunity and as appropriate, employment agreements, severance agreements, change of control provisions and any special supplemental benefits;

•	To approve annual bonus awards for executive officers other than the CEO;

•	To oversee the Company’s annual and long-term incentive programs;

•	To periodically assess the Company’s director compensation program and, when appropriate, recommend modifications for Board consideration;

•	To review and make recommendations to the Board of Directors in conjunction with the CEO, as appropriate, with respect to succession planning and management development; and

•	To make regular reports on its activities to the Board of Directors.

Nominating & Governance Committee

The members of the Nominating & Governance Committee are Michael M. Scharf (Chair), J. Joe Adorjan and Robert O. Viets. The Board of Directors has affirmatively determined that, in its judgment, all members of the Nominating & Governance Committee are independent under New York Stock Exchange rules.

The Nominating & Governance Committee met once during 2007. Some of the primary responsibilities of the Nominating & Governance Committee include the following:

•	To identify, evaluate and recommend qualified candidates for election to the Board of Directors;

•	To advise the Board of Directors on matters related to corporate governance;

•	To assist the Board of Directors in conducting its annual assessment of Board performance;

•	To recommend the structure, composition and responsibilities of other Board committees;

•	To advise the Board of Directors on matters related to corporate social responsibility;

•	To ensure the Company maintains an effective orientation program for new directors and a continuing education and development program to supplement the skills and needs of the Board of Directors;

•	To monitor compliance with the Company’s corporate compliance program and Code of Business Conduct and Ethics; and

•	To make regular reports on its activities to the Board of Directors.

Audit Committee

The members of the Audit Committee are Robert O. Viets (Chair), Michael M. Scharf and John E. Lushefski. The Board of Directors has affirmatively determined that, in its judgment, all members of the Audit Committee are independent under New York Stock Exchange and SEC rules. The Board of Directors also has determined that each of Messrs. Viets, Scharf and Lushefski is an “audit committee financial expert” under SEC rules.

The Audit Committee met three times during 2007. The Audit Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility with respect to:

•	The quality and integrity of the Company’s financial statements and financial reporting processes;

•	The Company’s systems of internal accounting and financial controls and disclosure controls;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	Compliance with legal and regulatory requirements.

Some of the primary responsibilities of the Audit Committee include the following:

•	To appoint the Company’s independent registered public accounting firm, which reports directly to the Audit Committee;

•	To approve all audit engagement fees and terms and all permissible non-audit engagements with the Company’s independent registered public accounting firm;

•	To ensure that the Company maintains an internal audit function and to review the appointment of the senior internal audit team and/or provider;

•	To approve the terms of engagement for the internal audit provider;

•	To meet on a regular basis with the Company’s financial management, internal audit management and independent registered public accounting firm to review matters relating to the Company’s internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to the Company’s financial condition;

•	To oversee the Company’s financial reporting process and to review in advance of filing or issuance the Company’s quarterly reports on Form 10-Q, annual reports on Form 10-K and earnings press releases;

•	To review the Company’s guidelines and policies with respect to risk assessment and risk management, and to monitor the Company’s major financial risk exposures and steps management has taken to control such exposures; and

•	To make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the consolidated financial statements in the 2007 Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with Ernst & Young the overall scope and plans for their respective audits. The Committee meets with Ernst & Young, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed by the Company with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

The Committee is governed by a charter (refer to www.patriotcoal.com). The Committee held six meetings in relation to fiscal year 2007. The Committee is comprised solely of independent directors as defined by the New York Securities Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

MEMBERS OF THE AUDIT COMMITTEE:

ROBERT O. VIETS, CHAIR
MICHAEL M. SCHARF
JOHN E. LUSHEFSKI

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since October 31, 2007, the effective date of the spin-off from Peabody, and served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007.

The following fees were paid to Ernst & Young for services rendered during the Company’s last fiscal year:

•	Audit Fees: Audit fees billed (or billable) to the Company by Ernst & Young with respect to the fiscal year ended December 31, 2007 were $682,500. Fiscal year December 31, 2007 audit fees include professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for the fiscal year.

•	Audit-Related Fees: There were no Audit-Related Fees billed by Ernst & Young with respect to the fiscal year ended December 31, 2007.

•	Tax Fees: There were no Tax Fees billed by Ernst & Young with respect to the fiscal year ended December 31, 2007.

•	All Other Fees: There were no Other Fees billed by Ernst & Young with respect to the fiscal year ended December 31, 2007.

Under procedures established by the Board of Directors, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provisions of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews the amount of all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

Under Company policy and/or applicable rules and regulations, the Company’s independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, (10) expert services unrelated to audit, (11) any services entailing a contingent fee or commission, and (12) tax services to an officer of the Company whose role is in a financial oversight capacity.

CORPORATE GOVERNANCE MATTERS

Good corporate governance is a priority at Patriot Coal Corporation. The Company’s key governance practices are outlined in its Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. These documents can be found on the Company’s webpage (www.patriotcoal.com on the Internet) by clicking on “Investors,” and then “Corporate Governance” and are available in print to any stockholder upon request. Information on our website is not considered part of this Proxy Statement. The Code of Business Conduct and Ethics applies to the Company’s directors, Chief Executive Officer, Chief Financial Officer, Controller and other Company personnel.

The Nominating & Governance Committee of the Board of Directors is responsible for reviewing the Corporate Governance Guidelines annually and reporting and making recommendations to the Board concerning corporate governance matters.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following procedures for stockholders and other interested persons to send communications to the Board, individual directors and/or Committee Chairs (collectively, “Stockholder Communications”):

Stockholders and other interested persons seeking to communicate with the Board should submit their written comments to the Chairman, Patriot Coal Corporation, 12312 Olive Boulevard, Saint Louis, Missouri 63141. The Chairman will forward such Stockholder Communications to each member of the Board (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such communications at the next regular meeting of the Board of Directors. If a Stockholder Communication is addressed to a specific individual director or Committee Chair (excluding routine advertisements and business solicitations), the Chairman will forward that communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.

If a Stockholder Communication raises concerns about the ethical conduct of management or the Company, it should be sent directly to the Corporate Secretary at 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141. The Corporate Secretary will promptly forward a copy of such Stockholder Communication to the Chairman of the Audit Committee and, if appropriate, the Company’s Chairman, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate Board committee, management and/or by the full Board.

If a stockholder or other interested person seeks to communicate exclusively with the Company’s non-management directors, such Stockholder Communication should be sent directly to the Corporate Secretary who will forward any such communications directly to the Chair of the Nominating & Governance Committee. The

Corporate Secretary will first consult with and receive the approval of the Chair of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

At the direction of the Board, the Company reserves the right to screen all materials sent to its directors for potential security risks, harassment purposes or routine solicitations.

Stockholders have an opportunity to communicate with the Board of Directors at the Company’s Annual Meeting of Stockholders. Pursuant to Board policy, each director is expected to attend the Annual Meeting in person, subject to occasional excused absences due to illness or unavoidable conflicts.

Overview of Director Nominating Process

The Board of Directors believes that one of its primary goals is to advise management on strategy and to monitor the Company’s performance. The Board also believes that the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to the Company. As such, current Board members posses a wide array of skills and experience in the coal industry, related energy industries and other important areas. When evaluating potential members, the Board seeks to enlist the services of candidates who possess high ethical standards and a combination of skills and experience which the Board determines are the most appropriate to meet its objectives. The Board believes all candidates should be committed to creating value over the long term and to serving the best interests of the Company and all of its stockholders.

The Nominating & Governance Committee (“Committee”) is responsible for identifying, evaluating and recommending qualified candidates for election to the Board of Directors. The Committee will consider director candidates submitted by stockholders. In accordance with the Company’s Bylaws, any stockholder wishing to submit a candidate for consideration should send the following information to the Secretary of the Company at 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors, and documents his/her ability to satisfy the director qualifications described below;

•	A description of any arrangements or understandings between the stockholder and the candidate; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.

The Corporate Secretary will promptly forward such materials to the Committee Chair and the Chairman of the Board. The Corporate Secretary also will maintain copies of such materials for future reference by the Committee when filling Board positions.

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Committee deems necessary or appropriate.

Director Qualifications

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, diversity, ability to make analytical inquiries, understanding of our business environment, and willingness to devote adequate time to director duties, all in the context of the perceived needs of the Board at that time.

Pursuant to its charter, the Committee must review with the Board of Directors, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Committee believes that candidates should generally meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law, consulting or administration;

•	Candidates should possess the highest personal and professional ethics, integrity and values. Candidates also should be committed to representing the long-term interests of the Company and all of its stockholders;

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Candidates need to possess expertise that is useful to the Company and complementary to the background and experience of the other Board members; and

•	Candidates need to be willing to devote sufficient time to Board and Committee activities and to enhance their knowledge of the Company’s business, operations and industry.

The Committee will consider candidates submitted by a variety of sources (including, without limit, incumbent directors, stockholders, Company management and third-party search firms) when filling vacancies and/or expanding the Board. If a vacancy arises or the Board decides to expand its membership, the Committee generally asks each director to submit a list of potential candidates for consideration. The Committee then evaluates each potential candidate’s educational background, employment history, and outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. At that time, the Committee also will consider potential nominees submitted by stockholders in accordance with the procedures described above. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members or other sources.

After completing this process, the Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Committee Chair, or another director designated by the Committee Chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with members of the Committee. All such interviews are held in person, and include only the candidates and the independent Committee members. Based upon interview results and appropriate background checks, the Committee then decides whether it will recommend the candidate’s nomination to the full Board.

The Committee believes this process will produce highly qualified, independent Board members. However, the Committee may choose, from time to time, to use additional resources (including independent third-party search firms) after determining that such resources could enhance a particular director search.

OWNERSHIP OF COMPANY SECURITIES

The following tables sets forth information as of March 5, 2008 with respect to persons or entities who are known to beneficially own more than 5% of the Company’s outstanding Common Stock, each director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group.

Beneficial Owners of More Than Five Percent, Directors and Management

	Amount and
	Nature
Name and Address	of Beneficial		Percent of
of Beneficial Owners	Ownership(1)		Class(2)

Chilton Investment Company, LLC(3)	3,966,032		14.821%
FMR LLC	1,525,981	(4)	5.702%
Neuberger Berman, LLC	1,441,974	(5)	5.388%
Capital World Investors	1,398,360	(6)	5.225%
J. Joe Adorjan	—
Joseph W. Bean	8,711		*
B.R. Brown	719		*
Charles A. Ebetino, Jr.	16,852		*
Irl F. Engelhardt	157,715	(7)	*
John E. Lushefski	—
Jiri Nemec	21,284		*
Michael M. Scharf	—
Mark N. Schroeder	18,506		*
Robert O. Viets	1,600		*
Richard M. Whiting	80,712		*
All directors and executive officers as a group (13 people)	318,531		1.19%

(1)	Amounts shown are based on the latest available filings on Form 13G or other relevant filings made with the Securities and Exchange Commission (“Commission”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned; includes shares of restricted stock that remain unvested as of March 5, 2008 as follows: Mr. Joseph W. Bean, 5,500 shares; Mr. Charles A. Ebetino, Jr., 12,000 shares; Mr. Irl F. Engelhardt, 17,996 shares; Mr. Jiri Nemec, 17,500 shares; Mr. Mark N. Schroeder, 12,000 shares; Mr. Richard M. Whiting, 46,667 shares.

(2)	An asterisk (*) indicates that the applicable person beneficially owns less than one percent of the outstanding shares.

(3)	Chilton Investment Company, LLC is located at 1266 East Main St., 7 Floor, Stamford, CT 06902.

(4)	FMR LLC, with an address at 82 Devonshire St., Boston, MA 02109, has the sole power to vote 474 shares and the sole power to dispose 1,525,981 shares.

(5)	Neuberger Berman Inc. and affiliated entities, with an address at 605 Third Avenue, New York, NY 10158, reported sole and shared voting and dispositive power as follows: Neuberger Berman Inc., sole voting power with respect to 1,176,447 shares, shared power to dispose with respect to 1,441,974 shares; and Neuberger Berman LLC, sole voting power with respect to 1,176,447 shares, shared power to dispose with respect to 1,441,974 shares.

(6)	Capital World Investors, with an address at 333 South Hope St., Los Angeles, CA 90071, has the sole power to vote 265,300 shares and the sole power to dispose 1,398,360 shares.

(7)	Includes 1,952 shares of Common Stock held in Mr. Irl F. Engelhardt’s 401(k) plan and 440 shares of Common Stock held by Mr. Irl F. Engelhardt’s spouse.

Section 16 (a) Beneficial Ownership Reporting Compliance

The Company’s executive officers and directors and persons beneficially holding more than ten percent of the Company’s Common Stock are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company Common Stock with the Commission. The Company files these reports of ownership and changes in ownership on behalf of its executive officers and directors. To the best of the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2007, filings with Commission and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of Peabody

The following is a discussion of the executive compensation programs adopted by Patriot in connection with our spin-off from Peabody on October 31, 2007.

•	Prior to the spin-off, Patriot’s executive compensation plans and agreements were reviewed and approved by Peabody’s Compensation Committee and the independent members of Peabody’s Board of Directors. At that time Peabody was Patriot’s sole shareholder.

•	Following the spin-off, Patriot’s Compensation Committee assumed responsibility for Patriot’s executive compensation plans.

Executive Compensation Program Objectives

The objectives of Patriot’s executive compensation program are to attract, retain and motivate key executives to enhance long-term profitability and stockholder value. Compensation programs are designed to align incentives for executives with achievement of Patriot’s business strategies, including:

•	Maximizing operational excellence in the areas of safety, productivity and cost management and environmental stewardship;

•	Capitalizing on organic growth opportunities as well as value-enhancing acquisitions and joint ventures; and

•	Maximizing profitability and customer satisfaction by taking advantage of our diverse products and sourcing capabilities.

In order to meet our objectives, our executive compensation program is designed to:

•	Provide competitive compensation based on the position and responsibility by using market data to successfully attract and retain highly-qualified executives with the leadership skills and experience necessary for our long-term success;

•	Provide incentive compensation that places a strong emphasis on financial performance, with the flexibility to assess operational and individual performance; and

•	Provide an appropriate link between compensation and the creation of shareholder value through awards tied to our long-term performance and share price appreciation.

With these objectives in mind, Peabody’s Compensation Committee approved a compensation structure for our executive officers that incorporates four key components: base salary; an annual incentive plan; long-term incentive compensation consisting of restricted stock, stock options and restricted stock units; and retirement and other benefits.

Roles of the Compensation Committee & the Compensation Consultant

In anticipation of the spin-off, Peabody’s Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”), an outside compensation consultant, to provide guidance with respect to the development and implementation of Patriot’s compensation programs. In its engagement, Mercer provided Peabody’s Compensation Committee with advice concerning the types and levels of compensation to be paid to the Chief Executive Officer and the other senior executives. Mercer assisted by providing market compensation data on base pay, as well as annual and long-term incentives. In addition, Mercer advised Peabody’s Compensation Committee on plan design for each element of executive compensation, including helping to identify: the appropriate mix of base salary and annual and long-term incentive compensation; the appropriate mix of long-term incentive compensation to be granted as restricted stock, stock options and restricted stock units; and the relevant industry comparator group. Since the spin-off, these matters fall within the responsibility of Patriot’s Compensation Committee, as described below. Under its charter, Patriot’s Compensation Committee has authority to engage the services of outside advisors, experts and others to assist the Compensation Committee in fulfilling these duties.

The Compensation Committee is comprised entirely of independent directors and has the ultimate responsibility for review and approval of the compensation of the Company’s executive officers, excluding the Chief Executive Officer. The Committee has overall responsibility for monitoring the performance of the Company’s executives and evaluating and approving the Company’s executive compensation plans, policies and programs. The Committee also reviews and approves executive participation in any company-wide benefit plans. In addition, the Committee oversees the Company’s annual and long-term incentive plans and programs.

With respect to the Chief Executive Officer, the Compensation Committee together with the other independent members of the Board of Directors, reviews and approves the Chief Executive Officer’s compensation, including base salary, annual incentive and long-term incentive compensation, deferred compensation, perquisites, equity compensation, employment agreements, severance arrangements, retirement and other post-employment benefits and change-in-control benefits (in each case, as and when appropriate). In addition, the Compensation Committee and the other independent members of the Board of Directors review and approve corporate goals and objectives relevant to such compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives.

Benchmarking Process

In developing Patriot’s executive compensation programs in connection with the spin-off, Peabody’s Compensation Committee commissioned a compensation analysis conducted by its independent compensation consultant to ensure that Patriot’s programs are competitive with those of other publicly held companies of similar size and in similar industries. For positions that require specific industry knowledge and experience, Peabody’s Compensation Committee used both a mining comparator group and Mercer’s general industry database for benchmarking purposes. This approach was designed to ensure that Patriot’s executive compensation levels are competitive relative to the companies with which Patriot competes for industry-specific talent. The mining comparator group is composed of Peabody, CONSOL Energy, Inc., Arch Coal, Inc., Massey Energy Company, Alpha Natural Resources, Inc., Foundation Coal Holdings, Inc., International Coal Group, Inc., James River Coal Company, and Westmoreland Coal Company. Talent for other key roles in the organization can be acquired across a broader spectrum of companies. As such, Mercer also utilized published compensation surveys from companies based on similar size and scope.

For purposes of reviewing the competitiveness of Patriot’s executive compensation program, Mercer used a combination of proxy data from the above peers and survey data to benchmark compensation for executive officers. Mercer utilized two published surveys which included the 2006 Mercer Benchmark Database and the 2006/2007 Watson Wyatt Survey on Top Management Compensation. The data from the published surveys was updated by 3.9%, the expected pay increase in 2007 for executives in the energy industry based on the Mercer 2006/2007 U.S. Compensation Planning Survey anticipating that the spin-off would occur in 2007.

The survey data consisted of general industry references for companies of comparable expected revenue size to Patriot and were averaged with the available proxy data to provide an overall market composite. Base salaries were determined by reference to both peer survey data and annual incentive opportunities by reference to broad industry survey data, and the resulting Patriot total cash opportunities were compared to the market total cash opportunities. For purposes of determining an executive’s total direct compensation (i.e. base salary, annual bonus and annual long-term incentive), the Compensation Committee generally targeted the 50th percentile and then adjusted the executive’s targeted compensation levels for factors such as experience, retention and responsibility.

With respect to the long-term incentive awards granted in connection with the spin-off, Peabody’s Compensation Committee also reviewed data, provided by Mercer, regarding types and levels of initial grants of long-term incentive awards provided to executives who lead companies through initial public offerings, spin-offs and similar transactions.

Overall, Mercer determined that Patriot’s executive compensation programs, as structured, are competitive relative to our peers and other companies who have engaged in similar transactions. Based upon the review of the compensation plans discussed below, peer group compensation levels, and general industry compensation levels, Peabody’s Compensation Committee, assisted by its outside consultant, believed that the value and design of Patriot’s executive compensation programs were appropriate for a spun-off company of its size, structure and business.

Employment Agreements

In connection with the spin-off and in consultation with Mercer, the Company entered into employment agreements with each of our named executive officers and with certain other key executives. The terms of those agreements, including the provision of post-termination benefits, as described in detail in the “Potential Payments Upon Termination or Change of Control” section, were structured to attract and retain persons believed to be key to Patriot’s success as well as be competitive with compensation practices for executives in similar positions at companies of similar size and complexity. In assessing whether the terms of the employment agreements were competitive, Peabody’s Compensation Committee received advice from its compensation consultant and reviewed salary surveys and industry benchmarking data, as discussed above. For more information regarding the terms of these agreements, see the “Potential Termination Upon Termination or Change of Control” section.

Annual Base Salary

Base salary represents the major fixed component of compensation for the named executive officers. Peabody’s Compensation Committee reviewed the base salaries of the Chief Executive Officer and the executives who report directly to the Chief Executive Officer to ensure competitiveness in the marketplace. Mr. Whiting’s employment agreement sets his base salary at $700,000.

Base salaries for the other named executive officers were determined based on a review for officers in their positions at peer companies and by reference to broad industry survey data discussed in the “Benchmarking Process” section and the individual executive’s experience. Pursuant to the terms of their respective employment agreements entered into at the time of the spin-off, base salaries are as follows: Mr. Nemec, $375,000, Mr. Schroeder, $375,000, Mr. Ebetino, $375,000, and Mr. Bean, $275,000.

Patriot’s Compensation Committee will continue to review the base salaries of the named executive officers at least annually to ensure that their salaries are competitive with companies of similar size and complexity. Any further salary increases may also be based on factors such as assessment of individual performance, experience, promotions and changes in level of responsibility.

Annual Incentive Plan

Patriot’s executive officers and other designated key employees participate in an annual incentive compensation plan, which was approved by Peabody, in its capacity as our sole stockholder, prior to the spin-off. In general, our annual incentive plan provides opportunities for key executives to earn annual cash incentive payments tied to the successful achievement of pre-established objectives that support our business strategy.

Named executive officers are assigned threshold, target and maximum incentive payouts. If Patriot’s performance does not meet the threshold level established by the Compensation Committee, no incentive bonus is earned. At threshold levels of Patriot performance, the incentive bonus that can be earned generally equals 50% of the target payout. Under the plan, the target payouts for the named executive officers were established through an analysis of compensation for comparable positions in industries of similar size and complexity, in order to provide a competitive level of compensation when participants, including the named executive officers, achieve their performance objectives with respect to Patriot performance.

Pursuant to the terms of their respective employment agreements, the named executive officer’s threshold, target and maximum incentive payouts, as a percent of their salaries, based on achievement of relevant Patriot performance objectives, are as follows:

	Threshold Payout	Target Payout	Maximum Payout
Name	as a % of Salary	as a % of Salary	as a % of Salary

Richard M. Whiting	50%	100%	175%
Jiri Nemec	40%	80%	140%
Mark N. Schroeder	40%	80%	140%
Charles A. Ebetino, Jr.	40%	80%	140%
Joseph W. Bean	30%	60%	105%

2007 Annual Incentive Payouts

Prior to the spin-off, Peabody’s Compensation Committee approved an incentive plan design for Patriot’s named executive officers with respect to the 2007 fiscal year with the following terms: 60% of the annual bonus would be nondiscretionary and based on Peabody’s performance in accordance with the terms of Peabody’s annual incentive plan, and 40% of the annual bonus would be discretionary based on successful achievement of individual performance objectives including, but not limited to, the successful completion of the spin-off of Patriot and its transition to a stand alone company.

In 2007, the Chief Executive Officer, the Chief Financial Officer and the other named executive officers earned annual incentive payouts, as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 24 of this Proxy Statement.

For 2007, the nondiscretionary performance measures (60% of the award) included (i) goals for Peabody’s Adjusted EBITDA (ii) Peabody’s earnings per share, (iii) Peabody’s leverage ratio and (iv) a measure for safety. Those results were certified by Peabody’s Compensation Committee and provided to Patriot and corresponding bonus amounts were paid by Patriot for the period November 1, 2007 to December 31, 2007. Factors considered in determining the amount of the discretionary portion of the award (40% of the award) to each named executive officer related primarily to the spin-off and included (i) maintenance of normal course of business with regard to safety and productivity at coal mining operations, (ii) effective communication and transition activities with customers, vendors, regulators, lenders and other stakeholders, (iii) securing appropriate levels of staffing for the new organization and successful relocation to the new corporate headquarters and (iv) maintaining effective communications and relations with employees throughout the transition. Performance against these discretionary goals was assessed by Patriot’s Compensation Committee in January 2008. In determining the discretionary portion of the award for 2007, Patriot’s Chief Executive Officer made recommendations to the Compensation Committee for the other named executive officers, but final determinations were made by the Compensation Committee in its discretion. Patriot’s Compensation Committee, together with the other independent members of the Board of Directors, determined and approved the discretionary portion of the Chief Executive Officer’s 2007 incentive award for the two months ended December 31, 2007.

Long-Term Incentives

Prior to the spin-off, Peabody, as Patriot’s sole stockholder, approved and Patriot’s Board of Directors adopted, Patriot’s long-term incentive plan. The long-term incentive plan provides opportunities for key executives to earn payments based upon successful achievement of pre-established long-term (greater than one year) objectives, increase in Patriot’s stock price and service with Patriot. The one-time long-term incentive awards awarded in connection with the spin-off have terms specifically aimed at long-term retention, in addition to achievement of certain financial objectives discussed on page 19 of this Proxy Statement. Other than on death, disability or a change of control of Patriot, the time-based equity components of the one-time long-term incentive awards granted in connection with the spin-off will not vest prior to the fifth-year anniversary of their date of grant. In addition, the performance-based component of the one-time long-term incentive awards only vest if performance metrics are achieved and are otherwise forfeited, including for terminations of employment as a result of death, disability or a change of control. These vesting schedules are not commonplace and were designed to reinforce the commitment of the named executive officers to Patriot as a stand-alone public company.

One-Time Long-Term Incentive Awards

Upon consummation of the spin-off, a long-term incentive opportunity was granted to each of the named executive officers through a one-time award of stock options and restricted stock units. The targeted value of these awards was split evenly between stock options and restricted stock units.

The purpose of the initial long-term incentive grants is to:

•	Build commitment to Patriot and promote retention during the transition period following the spin-off;

•	Align executive and stockholder interests;

•	Make a substantial portion of each named executive officer’s compensation directly contingent on future stock price appreciation; and

•	Complement the other components of our compensation program and provide competitive total compensation opportunities.

Stock Options

Initial awards were made as of November 1, 2007 in the form of nonqualified stock options. The stock options were granted at an exercise price equal to the closing market price of our common stock as reported on the New York Stock Exchange on the date of grant. Accordingly, those stock options will have intrinsic value to employees only if the market price of Patriot’s common stock increases after that date. The Company uses a Black-Scholes valuation model to establish the expected value of all stock option grants.

The initial grant of stock options vest 50% on the fifth anniversary of the grant date, 25% on the sixth anniversary of the grant date and 25% on the seventh anniversary of the grant date. The options will immediately vest upon a change of control of Patriot or upon the holder’s death or disability. If the holder’s employment terminates for reasons other than death or disability, all unvested stock options will be forfeited. Stock options will expire ten years from the date of grant or following specified periods upon termination of employment, if earlier.

Restricted Stock Units

In connection with the spin-off, initial awards of time-vested restricted stock units were granted, on November 1, 2007, each representing one share of Patriot common stock. If certain super-performance metrics (described below) are met, additional restricted stock units may be earned. The award will time vest as follows and will be payable in shares of our common stock: 50% on the fifth anniversary of the grant date, 25% on the sixth anniversary of the grant date and 25% on the seventh anniversary of the grant date. Any additional restricted stock units will be payable subject to the achievement of performance goals at the conclusion of the vesting periods ended December 31, 2012, December 31, 2013 and December 31, 2014. Upon a change of control of Patriot or the holder’s death, or disability, the vesting of the time-vested restricted stock units will accelerate. If the holder’s employment terminates for any other reason, all unvested restricted stock units will be forfeited. The restricted stock units subject to the super-performance conditions do not accelerate vest for any reason, including change of control, or the holder’s death or disability.

If the following performance metrics are met on each of the vesting dates, additional restricted stock units may be earned as follows:

•	Fifth anniversary of the grant date: 50% of the initial award time vests with an opportunity to earn up to 1.5 x 50% of the initial award if the super-performance metrics are achieved;

•	Sixth anniversary of the grant date: 25% of the initial award time vests with an opportunity to earn up to 3.0 x 25% of the initial award if the super-performance metrics are achieved; and

•	Seventh anniversary of the grant date: 25% of the initial award time vests with an opportunity to earn up to 4.0 x 25% of the initial award if the super-performance metrics are achieved.

The super-performance metrics are designed to balance Patriot’s growth goals with financial stability and capital efficiency. The metrics used to measure these objectives are: Adjusted EBITDA, Return on Invested Capital and a Leverage ratio. Each is equally weighted in determining payouts, if any.

The percentage of achievement as of the vesting dates for each year is determined as follows and is based on the targets outlined in the chart below:

•	The percentage of the Adjusted EBITDA goal achieved multiplied by 1/3, plus

•	The percentage of the ROIC goal achieved multiplied by 1/3, plus

•	The percentage of the Leverage goal achieved, multiplied by 1/3.

One-Time Long-Term Incentive Award

Super-Performance Grid

	Achievement	December 31,	December 31,	December 31,
	%	2012	2013	2014
	($ in millions)

Cumulative Adjusted EBITDA Goal (1/3 weight)	25%	$798.5	$1,028.5	$1,281.5
	62.5%	$871.1	$1,122.0	$1,398.0
	100%	$943.6	$1,215.5	$1,514.5
ROIC Goal (1/3 weight)	25%	12%	12%	12%
	62.5%	14%	14%	14%
	100%	16%	16%	16%
Leverage Goal (1/3 weight)	25%	< 2.50	< 2.50	< 2.50
	62.5%	< 2.00	< 2.00	< 2.00
	100%	< 1.50	< 1.50	< 1.50

Achievement between the 25% and 100% levels illustrated above will be interpolated, but achievement less than the 25% level for any goal will result in 0% vesting for that goal. Additionally, 100% achievement is the maximum level of vesting (i.e. achievement in excess of 100% does not result in vesting greater than 100%).

Peabody determined that the grant levels for the spin-off were in line with typical market practices for similar transactions, and they provide a significant equity stake in Patriot to key executives. Pursuant to their respective employment agreements, the named executive officers received, in connection with the spin-off, a one-time long-term incentive grant as follows:

		Restricted
	Stock	Stock
Name	Options(#)	Units(#)

Richard M. Whiting	186,425	79,335
Mark N. Schroeder	55,810	23,751
Jiri Nemec	55,810	23,751
Charles A. Ebetino, Jr.	55,810	23,751
Joseph W. Bean	31,450	13,384

The Cumulative Adjusted EBITDA performance measure is a key metric in assessing operating performance and is also an indicator of Patriot’s ability to meet debt service and capital expenditure requirements. Adjusted EBITDA is defined as net income (loss) before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense and depreciation, depletion and amortization.

The Return on Invested Capital is intended to measure financial stability over the five, six and seven year periods and will be calculated as follows:

•	For the five-year measurement period ending December 31, 2012: Five-year cumulative Adjusted EBITDA divided by the five-year (2008-2012) Total Invested Capital amount.

−	Total Invested Capital includes total debt, total stockholder’s equity and legacy liabilities.

•	For the six-year measurement period ending December 31, 2013: Six-year cumulative Adjusted EBITDA divided by the six-year (2008-2013) Total Invested Capital amount.

•	For the seven-year measurement period ending December 31, 2014: Seven-year cumulative Adjusted EBITDA divided by the seven-year (2008-2014) Total Invested Capital amount.

The Leverage ratio will be calculated as debt divided by EBITDA and will be measured as of December 31, 2012, December 31, 2013 and December 31, 2014.

Annual Long-Term Incentive Grants

A long-term incentive opportunity is available to each of our named executive officers and certain other key employees through annual awards and is designed to be competitive and based on actual Patriot performance. The first of these annual awards was granted to the named executive officers in the form of restricted shares that will cliff vest three years from November 1, 2007. Restricted stock is designed to attract and retain the executive team, align executive and stockholder interests, and provide executives with stock ownership in Patriot. The timing, form and amount of future annual awards will be determined by Patriot’s Compensation Committee and, with respect to the Chief Executive Officer, the independent members of the Board of Directors. Under the terms of their respective employment agreements, the named executive officers received annual long-term incentive awards with a value at least equal to the percentage of their base salaries set forth below:

	As a%	Restricted
Name	of Salary	Stock(#)

Richard M. Whiting	250%	46,667
Mark N. Schroeder	120%	12,000
Jiri Nemec	175%	17,500
Charles A. Ebetino, Jr.	120%	12,000
Joseph W. Bean	75%	5,500

The shares will immediately vest upon a change of control of Patriot or upon the holder’s death or disability. If the holder’s employment is terminated for reasons other than death or disability, all unvested restricted shares will be forfeited.

Retirement Benefits

Defined Contribution Plan

Patriot maintains a defined contribution retirement plan and other health and welfare benefit plans for its employees. Named executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executives under the plans.

Excess Defined Contribution Retirement Plan

The Company maintains one excess defined contribution plan that provides retirement benefits to executives whose pay exceeds legislative limits for qualified benefit plans, which includes the named executive officers.

Other Benefits Provided by the Company

The named executive officers receive the same welfare and fringe benefits as all other employees of Patriot.

Perquisites

Patriot does not provide any perquisites in excess of $10,000 per individual per year to its named executive officers or other senior executives.

Policy on Grant of Equity-Based Compensation

In January 2008, the Committee approved a policy for granting equity-based compensation. The Committee makes grants of equity-based compensation to attract, motivate, compensate and retain executives and other key employees and to align their interests with the interests of stockholders. The timing of grants of equity-based compensation is designed to achieve these purposes. The following describes the regular process for making grants.

At the regularly scheduled meeting of the Compensation Committee of the Board of Directors held in December of each year, the Committee reviews the performance of the Company and senior management during the fiscal year. Based upon that review and such other factors as the Committee determines are relevant, including the recommendations of the Committee’s compensation consultant, the Committee grants equity-based compensation to senior management by approving either (i) the terms of specific grants or (ii) a specific formula for determination of the terms of the grants. Such grants are made effective the first business day in January of the following year and may be determined based on the closing price of the Company’s common stock as reported on the New York Stock Exchange (or the principal stock exchange or market on which the Common Stock is then traded) on such day or the last preceding day on which a sale was reported (“the fair market value”).

The Compensation Committee also approves all grants of equity-based compensation to newly-hired or promoted eligible employees, or made under or in connection with retention agreements or for other valid business purposes, that were not made at the foregoing scheduled meeting of the Committee. Such grants must be approved at a regular or special meeting of the Committee that occurs on or prior to the date on which the award is considered to be granted.

All stock options must be granted at an option price not less than the fair market value. The grant date of any award is the date of the meeting of the Committee approving the grant or, if so approved by the Committee and reflected in the minutes of such meeting, any later date the Committee approves.

Stock Ownership Guidelines

Stock Ownership Guidelines

Both Management and the Board of Directors believe the Company’s executives should acquire and retain a significant amount of Company Common Stock in order to further align their interests with those of stockholders.

Under the Company’s share ownership guidelines, the Chief Executive Officer is encouraged to acquire and retain Company stock having a value equal to at least five times his or her base salary. Other named executive officers are encouraged to acquire and retain Company stock having a value equal to at least three times their base salary. All such executives are encouraged to meet these ownership levels within five years after assuming their executive positions.

The following table summarizes the named executive officers’ ownership of Company Common Stock as of December 31, 2007.

Named Executive Officer Stock Ownership

			Ownership
	Share	Share	Guidelines,		Ownership
	Ownership	Ownership	Relative to		Relative to
Name	(#)(1)	($)(2)	Base Salary		Base Salary

Richard M. Whiting(3)	160,046	6,680,320	5	x	9.5	x
Mark N. Schroeder(4)	42,256	1,763,765	3	x	4.7	x
Jiri Nemec(5)	45,036	1,879,803	3	x	5.0	x
Charles A. Ebetino, Jr.(6)	40,602	1,694,727	3	x	4.5	x
Joseph W. Bean(7)	22,095	922,245	3	x	3.4	x

(1)	Includes shares acquired as a result of Peabody’s spin-off of Patriot through a stock dividend; through the open market, time-vested restricted stock granted on November 1, 2007, through the Annual Long-Term Incentive Award and time-vested restricted stock units through the Extended Long-Term Incentive Award.

(2)	Calculated based on the Company’s closing market price per share on the last trading day of 2007, $41.74.

(3)	Includes 79,334 time-vested restricted stock units granted to Mr. Whiting on November 1, 2007 under the terms of his Extended Long-Term Incentive Award.

(4)	Includes 23,750 time-vested restricted stock units granted to Mr. Schroeder on November 1, 2007 under the terms of his Extended Long-Term Incentive Award.

(5)	Includes 23,750 time-vested restricted stock units granted to Mr. Nemec on November 1, 2007 under the terms of his Extended Long-Term Incentive Award.

(6)	Includes 23,750 time-vested restricted stock units granted to Mr. Ebetino, Jr. on November 1, 2007 under the terms of his Extended Long-Term Incentive Award.

(7)	Includes 13,384 time-vested restricted stock units granted to Mr. Bean on November 1, 2007 under the terms of his Extended Long-Term Incentive Award.

Deductibility of Compensation Expenses

Pursuant to Section 162(m) under the Internal Revenue Code, certain compensation paid to executive officers in excess of $1 million is not tax deductible, except to the extent such excess constitutes performance-based compensation. While Patriot is operating under transition rules under Section 162(m) until its 2009 annual meeting, our Committee has and will continue to carefully consider the impact of Section 162(m) when establishing incentive compensation plans and making awards. At the same time, the Committee considers its primary goal to design compensation strategies that further the economic interests of the Company and its stockholders. In certain cases, the Compensation Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating stockholder value. The Compensation Committee therefore retains the ability to evaluate the performance of the Company’s executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Company’s disclosures under “Compensation Discussion and Analysis” on page 15 of this Proxy Statement.

Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMPENSATION COMMITTEE:

JOHN E. LUSHEFSKI, CHAIR
J. JOE ADORJAN
B. R. BROWN

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers for their service to the Company for the period November 1, 2007 through December 31, 2007.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Richard M. Whiting(1)	2007	116,667	—	182,993	79,303	125,413	—	8,397	512,772
President & Chief Executive Officer
Mark N. Schroeder(1)	2007	62,500	—	50,800	23,741	53,748	—	4,538	195,326
Senior Vice President & Chief Financial Officer
Jiri Nemec(1)	2007	62,500	—	61,914	23,741	37,702	—	4,538	190,395
Senior Vice President & Chief Operating Officer
Charles A. Ebetino, Jr.(1)	2007	62,500	—	50,800	23,741	51,708	—	4,668	193,416
Senior Vice President - Corporate Development
Joseph W. Bean(1)	2007	45,833	—	26,076	13,378	29,562	—	3,286	118,135
Senior Vice President, General Counsel & Secretary

(1)	Each of the above-named executives began employment with Patriot effective with the November 1, 2007 spin-off. Therefore, the amounts reflected in the Summary Compensation Table represent compensation for the period November 1, 2007 to December 31, 2007.

(2)	Long-term incentive awards to the named executive officers consist of restricted stock and restricted stock units (reflected in the “Stock Award” column above) and stock options (reflected in the “Option Awards” column above). The value of stock awards and option awards is the compensation charge dollar amount recognized for financial statement reporting purposes for 2007 in accordance with FAS 123R. The grant date fair value of stock awards and option awards for financial statement reporting purposes in accordance with FAS 123R is included in the Grants of Plan-Based Awards Table on page 25 of this Proxy Statement. A discussion of the relevant fair value assumptions is set forth in Note 22 to the Company’s consolidated financial statements on pages F-33 through F-35 of the Annual Report on Form 10-K for the year ended December 31, 2007. The Company cautions that the amount ultimately realized by the named executive officers from the stock and option awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(3)	The material terms of these awards are described under the caption “Annual Incentive Plan” in the Compensation Discussion and Analysis section on page 17 of this Proxy Statement.

(4)	The Company does not have a pension plan or a deferred compensation plan.

(5)	Amounts included in this column are described in the All Other Compensation Table on page 25 of this Proxy Statement.

All Other Compensation

The following table sets forth detail of the amounts reported in the All Other Compensation column of the Summary Compensation Table.

			Annual 401(K)
			Matching and
		Group Term	Performance
Name	Year	Life Insurance	Contributions	Total
		($)	($)	($)

Richard M. Whiting	2007	207	8,190	8,397
Mark N. Schroeder	2007	150	4,388	4,538
Jiri Nemec	2007	150	4,388	4,538
Charles A. Ebetino, Jr.	2007	280	4,388	4,668
Joseph W. Bean	2007	68	3,218	3,286

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table sets forth information concerning the grant of plan-based awards to each of the Company’s named executive officers for the period November 1, 2007 through December 31, 2007. Each named executive officer received restricted stock, restricted stock units and stock option awards on November 1, 2007.

									All Other		All Other
								Equity	Stock	All Other	Option	Exercise
								Incentive	Awards:	Stock	Awards:	or Base	Option
		Estimated Possible Payouts			Estimated Future Payouts			Plan	Number of	Awards:	Number of	Price of	Awards:
		Under Non-Equity Incentive			Under Equity Incentive Plan			Awards:	Shares of	Grant	Securities	Option	Grant
		Plan Awards			Awards(1)			Grant Date	Stock or	Date Fair	Underlying	Awards	Date Fair
		Threshold	Target	Maximum	Threshold	Target	Maximum	Fair Value	Units	Value	Options	($/Sh)	Value
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)(2)	(#)(3)	($)(2)	(#)(2)(4)	(2)(5)	($)(2)

Richard M. Whiting	11/1/2007	58,333	116,667	204,167
	11/1/2007				79,334	79,334	198,334	2,999,802
	11/1/2007								46,667	1,697,512
	11/1/2007										186,425	37.50	2,682,458
Mark N. Schroeder	11/1/2007	25,000	50,000	87,500
	11/1/2007				23,750	23,750	59,375	898,047
	11/1/2007								12,000	436,500
	11/1/2007										55,810	37.50	803,047
Jiri Nemec	11/1/2007	25,000	50,000	87,500
	11/1/2007				23,750	23,750	59,375	898,047
	11/1/2007								17,500	636,563
	11/1/2007										55,810	37.50	803,047
Charles A. Ebetino, Jr.	11/1/2007	25,000	50,000	87,500
	11/1/2007				23,750	23,750	59,375	898,047
	11/1/2007								12,000	436,500
	11/1/2007										55,810	37.50	803,047
Joseph W. Bean	11/1/2007	13,750	27,500	48,125
	11/1/2007				13,384	13,384	33,460	506,083
	11/1/2007								5,500	200,063
	11/1/2007										31,450	37.50	452,532

(1)	The restricted stock unit awards are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above. Performance unit awards granted in 2007 will be earned based on achievement of performance objectives for the period November 1, 2007 to December 31, 2012, November 1, 2007 to December 31, 2013 and November 1, 2007 to December 31, 2014. The material terms of these awards, including payout formulas, are described under the caption “Restricted Stock Units” in the Compensation Discussion and Analysis section on page 19 of this Proxy Statement.

(2)	The value of stock awards, option awards and restricted stock unit awards is the grant date fair value determined under FAS 123R for financial statement reporting purposes. A discussion of the relevant fair value assumptions is set forth in Note 22 to the Company’s consolidated financial statements on pages F-33 through F-35 of the

Annual Report on Form 10-K for the year ended December 31, 2007. The Company cautions that the amount ultimately realized by the named executive officers from the stock, unit and option awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(3)	Restricted stock awards are reflected in the “All Other Stock Awards” column above. Restricted stock cliff vests on the third anniversary of the date of grant.

(4)	The options vest fifty percent on the fifth anniversary of the date of grant, 25% on the sixth anniversary of the grant date and the remaining 25% on the seventh anniversary of the grant date. Other material terms of these awards are described under the caption “Stock Options” in the Compensation Discussion and Analysis section on page 19 of this Proxy Statement.

(5)	The exercise price for all options is equal to the closing market price per share of the Company’s Common Stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

The following table sets forth detail about the outstanding equity awards for each of the named executive officers as of December 31, 2007. The Company cautions that the amount ultimately realized by the named executive officers from the outstanding equity awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercises and sales.

All unexercisable options and unvested shares or units of stock reflected in the table below are subject to forfeiture by the holder if the holder terminates employment without good reason (as defined in the holder’s employment agreement).

	Option Awards					Stock Awards
									Equity
									Incentive Plan
									Awards:		Equity Incentive
									Number of		Plan Awards:
	Number of	Number of							Unearned		Market or Payout
	Securities	Securities							Shares, Units		Value of
	Underlying	Underlying				Number of Shares		Market Value of	or Other		Unearned Shares,
	Unexercised	Unexercised		Option		or Units of Stock		Shares or Units of	Rights That		Units or Other
	Options	Options		Exercise	Option	That Have Not		Stock That Have	Have Not		Rights That Have
	(#)	(#)		Price	Expiration	Vested		Not Vested	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)	(#)(2)		($)(3)

Richard M. Whiting									198,334	(6)	8,278,461
						46,667	(5)	1,947,881
		186,425	(4)	37.50	11/1/2017

Total		186,425				46,667		1,947,881	198,334		8,278,461

Mark N. Schroeder									59,375	(6)	2,478,313
						12,000	(5)	500,880
		55,810	(4)	37.50	11/1/2017

Total		55,810				12,000		500,880	59,375		2,478,313

Jiri Nemec									59,375	(6)	2,478,313
						17,500	(5)	730,450
		55,810	(4)	37.50	11/1/2017

Total		55,810				17,500		730,450	59,375		2,478,313

Charles A. Ebetino, Jr.									59,375	(6)	2,478,313
						17,500	(5)	730,450
		55,810	(4)	37.50	11/1/2017

Total		55,810				17,500		730,450	59,375		2,478,313

Joseph W. Bean									33,460	(6)	1,396,620
						5,500	(5)	229,570
		31,450	(4)	37.50	11/1/2017

Total		31,450				5,500		229,570	33,460		1,396,620

(1)	The market value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2007, $41.74 per share.

(2)	The number of restricted stock units disclosed includes both the time-vested and performance-based awards and is based on the assumption that all super-performance goals were achieved.

(3)	The payout value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2007, $41.74 per share, and the assumption that all time-based awards vest and all super performance goals were achieved.

(4)	The options were granted on November 1, 2007 and vest 50 percent on the fifth anniversary of the date of grant, 25 percent on the sixth anniversary of the grant date and the remaining 25 percent on the seventh anniversary of the grant date.

(5)	The restricted stock was granted on November 1, 2007 and cliff vests on November 1, 2010.

(6)	The restricted stock units were granted on November 1, 2007 and vest 50 percent on the fifth anniversary of the date of grant, 25 percent on the sixth anniversary of the grant date and the remaining 25 percent on the seventh anniversary of the grant date, with opportunities to earn additional units if super-performance targets are achieved by December 31, 2012, December 31, 2013 and December 31, 2014. The super-performance targets are described under “One-Time Long-Term Incentive Awards” in the Compensation Discussion and Analysis on page 19 of this Proxy Statement.

OPTIONS EXERCISED AND STOCK VESTED IN 2007

None of the named executive officers exercised any stock options or had any stock awards that vested during 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In connection with the spin-off and in consultation with Mercer, the Company entered into employment agreements with each of our named executive officers and with certain other key executives. The terms of those agreements, including the provision of post-termination benefits, as described in detail below, were structured to attract and retain persons believed to be key to Patriot’s success as well as be competitive with compensation practices for executives in similar positions at companies of similar size and complexity.

The Chief Executive Officer’s employment agreement will extend from day-to-day so that there is at all times remaining a term of three years. Following a termination without cause or resignation for good reason, the Chief Executive Officer would be entitled to a payment equal to three years’ base salary and three times the higher of (1) the target annual bonus for the year of termination or (2) the average of the actual annual bonuses we paid in respect of the three prior years. One-third of this severance payment would be payable in twelve equal monthly installments commencing on the date of termination, with the remainder payable in a lump sum on the first anniversary of termination. Upon termination, the CEO would also be entitled to a one-time prorated bonus for the year of termination (based on our actual performance for that year multiplied by a fraction, the numerator of which is the number of calendar days he was employed during the year of termination, and the denominator of which is the total number of calendar days during that year), payable when bonuses, if any, are paid to other executives. He would also be entitled to receive qualified and nonqualified retirement, life insurance, medical and other benefits for three years following termination. If the CEO is terminated without cause or resigns for good reason following a change of control, he would be entitled to all benefits described above, and all outstanding equity awards would accelerate as a result of the change of control and would not be forfeited upon subsequent termination of the CEO’s employment. If the CEO is terminated without cause or resigns for good reason absent a change of control, he would be entitled to all benefits described above, but all outstanding unvested equity awards would not accelerate and would be forfeited.

The employment agreements for the Senior Vice President & Chief Operating Officer and the Senior Vice President & Chief Financial Officer will extend from day-to-day so that there is at all times a remaining term of one year. Following a termination without cause or resignation for good reason, each would be entitled to a payment equal to one year of base salary plus (1) the target annual bonus for the year of termination or (2) the average of the actual annual bonuses we paid in respect of the three prior years. This amount would be payable in twelve equal monthly installments commencing on the date of termination. In addition, each would be entitled to a one-time prorated bonus for the year of termination (based on our actual performance for that year multiplied by a fraction, the numerator of which is the number of calendar days the executive officer was employed during the year of termination, and the denominator of which is the total number of calendar days during that year), payable when bonuses, if any, are paid to our other executives. Each of these officers would also be entitled to receive qualified and nonqualified retirement, life insurance, medical and other benefits for one year following termination. If any of these officers is terminated without cause or resigns for good reason following a change of control, he would be entitled to all benefits described above, and all outstanding equity awards would accelerate as a result of the change of control and would not be forfeited upon subsequent termination of any of these officer’s employment. If any of these officers is terminated without cause or resigns for good reason absent a change of control, he would be entitled to all benefits described above, but all outstanding unvested equity awards would not accelerate and would be forfeited.

The employment agreements for the other named executive officers will have an initial two-year term. During the initial two-year term, following a termination without cause or resignation for good reason, each would be entitled to a payment equal to the product of (1) one year of base salary plus the greater of (a) the target annual bonus for the year of termination or (b) the average of the actual annual bonuses we paid in respect of the three prior years, multiplied by (2) the greater of (a) one or (b) the number of calendar days following the termination date remaining in the initial two-year term divided by 365. In addition, the other named executive officers would be entitled to a one-time prorated bonus for the year of termination (based on our actual performance for that year multiplied by a fraction, the numerator of which is the number of calendar days the executive officer was employed during the year of termination, and the denominator of which is the total number of calendar days during that year), payable when bonuses, if any, are paid to our other executives. Each other named executive officer would also be entitled to receive qualified and nonqualified retirement, life insurance, medical and other benefits for the greater of one year following the date of termination or the remainder of the agreement’s initial two-year term. If the other named executive officer is terminated without cause or resigns for good reason following a change of control during the term of the employment agreement, he would be entitled to all benefits described above, and all outstanding equity awards would accelerate as a result of the change of control and would not be forfeited upon subsequent termination of any of these named executive officer’s employment. If any of these other named executive officers is terminated without cause or resigns for good reason absent a change of control, he would be entitled to all benefits described above, but all outstanding unvested equity awards would not accelerate and would be forfeited.

If an employment agreement for any of the other named executive officers is not extended by mutual consent of the parties, the executive will no longer be entitled to receive any special termination benefits; provided, however, if that executive is thereafter terminated by Patriot other than for cause, disability or death, he would be entitled to receive a one-year severance payment, pro-rated bonus and continuation benefits for one year as described above.

If any of the named executive officers is terminated for cause or resigns without good reason, the compensation due to that officer would only include accrued but unpaid salary and payment of accrued and vested benefits and unused vacation time. If that officer is terminated due to death or disability, he would be entitled to receive accrued but unpaid salary and payment of accrued and vested benefits and unused vacation time. He also would receive a pro-rated bonus for the year of termination, as described above.

Under all executives’ employment agreements, Patriot would not be obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage would terminate to the extent an executive is offered or obtains comparable coverage from any other employer. The employment agreements will provide for confidentiality during and following employment, and will include noncompetition and nonsolicitation covenants that will be effective during and for one year following employment. If an executive breaches any of his or her confidentiality, noncompetition or nonsolicitation covenants, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive as a result of “excess parachute payments,” as defined by IRS regulations, Patriot will pay additional amounts so that the executive would be in the same financial position as if the excise taxes were not incurred.

Under the executives’ employment agreements, “Good reason” is defined as (i) a reduction by Patriot in the executive’s base salary, (ii) a material reduction in the aggregate program of employee benefits and perquisites to which the executive is entitled (other than a reduction that generally affects all executives), (iii) a material decline in the executive’s bonus or long-term incentive award opportunities, (iv) relocation of the executive’s primary office by more than 50 miles from the location of the executive’s primary office in Saint Louis, Missouri or (v) any material diminution or material adverse change in the executive’s title, duties, responsibilities or reporting relationships. Resignation “without good reason” is not only voluntary termination by the employee, but also any other reason that is not included in the definition of good reason.

Under the executives’ employment agreements, a “change of control” is defined as (a) a person (with certain exceptions) becoming the direct or indirect beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company, (b) if, during any period of twelve months, the constitution of Patriot’s Board of Directors changes such that individuals who were directors at the beginning of that period, and new directors (other than directors nominated by a person who has entered into an agreement with Patriot that would constitute a “change of control” or by any person who has announced an intention to take or to consider taking actions which if consummated would constitute a “change of control”) whose election by Patriot’s Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of the Company’s stockholders or at least three-fourths of Patriot’s directors who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease to constitute a majority of Patriot’s Board of Directors, (c) the consummation of any merger, consolidation, plan of amalgamation, reorganization or similar transaction or series of transactions in which the Company is involved, unless the stockholders of the Company immediately prior thereto continue to own more than 50% of the combined voting power of the Company or the surviving entity in substantially the same proportions or (d) the consummation of a sale or disposition by the Company of all or substantially all of its assets (with certain exceptions).

In connection with the spin-off, the Company also entered into an employment agreement with Irl F. Engelhardt to serve as Chairman of the Board and Executive Advisor at a base salary of $250,000 per year and a target annual bonus of 50 percent of base salary. He also received a one time grant of restricted shares valued at $650,000 based on the fair market value of Company’s common stock on the date of the spin-off. The restricted stock cliff vests three years from the date of the grant and will accelerate vest upon death, disability or a change of control (as defined above). Mr. Engelhardt’s agreement has a term expiring December 31, 2010, which may be extended by mutual agreement. The Company may only terminate his employment as Executive Advisor for cause, disability or death. The Board of Directors may terminate his service as Chairman of the Board at any time for any reason. Mr. Engelhardt may terminate his employment at any time; however, if he terminated employment for good reason, he would be entitled to his base salary through December 31, 2010, a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days he was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to other executives. He would also receive qualified and nonqualified retirement, life insurance, medical and other benefits through December 31, 2010.

For purposes of Mr. Engelhardt’s agreement, “good reason” is defined as (i) reduction by Patriot in the executive’s base salary, (ii) a material reduction in the aggregate program of employee benefits and perquisites to which the executive is entitled (other than a reduction that generally affects all executives), or (iii) any material diminution or material adverse change in the executive’s title, duties, responsibilities or reporting relationship as Executive Advisor. The removal of Mr. Engelhardt as Chairman of the Board will not constitute good reason. If Mr. Engelhardt is terminated for cause or resigns without good reason, the compensation due would only include accrued but unpaid salary and payment of accrued and vested benefits and unused vacation time. If Mr. Engelhardt is terminated due to death or disability, he would be entitled to receive accrued but unpaid salary and payment of accrued and vested benefits and unused vacation time. He also would receive a pro-rated bonus for the year of termination, as described above. Resignation “without good reason” is not only voluntary termination by Mr. Engelhardt, but also any other reason that is not included in the definition of good reason.

In structuring the terms of Mr. Engelhardt’s employment agreement, Peabody’s Compensation Committee considered his extensive experience and relationships in the coal industry, and designed a compensation package it believed necessary to retain his services for the benefit of Patriot and its stockholders. In consultation with the independent compensation consultant and based on its assessment of Mr. Engelhardt’s future contributions to Patriot, the Committee deemed the magnitude and structure of Mr. Engelhardt’s employment agreement to be appropriate and recommended it to Peabody’s Board of Directors (acting as Patriot’s Board of Directors prior to the spin-off) for approval. Peabody’s Board of Directors, excluding Mr. Engelhardt, who was Chairman at the time, approved Mr. Engelhardt’s employment agreement based on the Compensation Committee’s recommendation.

The tables below reflect the amount of compensation that would have been payable to each of the named executive officers in the event of termination of such executives’ employment, per the terms of their employment agreements and long-term incentive agreements. The amount of compensation payable to each named executive officer upon Retirement, “For Cause” Termination, Death or Disability, Voluntary Termination, Involuntary Termination “Without Cause” or “For Good Reason”, and Involuntary Termination as a Result of Change of control is shown below. The amounts shown assume that termination was effective as of December 31, 2007, and are estimates of the amounts that would have been paid to the executives upon their termination. The actual amounts that would be payable can be determined only at the time of the executives’ termination.

Estimated Incremental Value Upon Termination

					Involuntary
					Termination	Involuntary
					‘‘Without Cause”	Termination as a
		‘‘For Cause”	Death or	Voluntary	or ‘‘For Good	Result of Change
	Retirement	Termination	Disability	Termination	Reason”	in Control
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

Richard M. Whiting	—	134,038	6,883,762	134,038	5,223,492	11,273,216
Mark N. Schroeder	—	0	2,028,839	0	1,011,057	3,437,606
Jiri Nemec	—	39,276	2,297,685	39,276	1,053,684	3,012,093
Charles A. Ebetino, Jr.	—	0	2,028,839	0	1,608,161	4,401,583
Joseph W. Bean	—	0	1,086,566	0	1,030,552	2,604,734

(1)	None of the named executive officers was eligible for retirement (age 55, with 5 years of service) as of December 31, 2007.

(2)	“For Cause” means (i) any material and uncorrected breach by the executive of the terms of their employment agreement, including but not limited to engaging in disclosure of secret or confidential information, (ii) any willful fraud or dishonesty of the executive involving the property or business of the Company, (iii) a deliberate or willful refusal or failure to comply with any major corporate policies which are communicated in writing or (iv) the executive’s conviction of, or plea of no contest to any felony if such conviction shall result in imprisonment. Compensation payable to an executive would include only accrued but unused vacation.

(3)	For all named executive officers, compensation payable upon Death or Disability would include a) accrued but unused vacation, b) prorated annual incentive for year of termination, c) 100% payout of the time-vested portion of outstanding restricted stock units, and d) the value an executive could realize as a result of the accelerated vesting of any unvested stock option awards and restricted stock, per the terms of the executive’s respective grant agreements. For 2007, the prorated annual incentive was equal to 100% of the non-equity incentive plan compensation, as shown in the Summary Compensation Table on page 24 of this Proxy Statement, and payout of restricted stock units reflects the values for the 2007 restricted stock units as shown in the Outstanding Equity Awards Table on page 26 of this Proxy Statement. Amounts do not include life insurance payments in the case of death.

(4)	For all named executive officers, the compensation payable would include accrued but unused vacation.

(5)	For Mr. Whiting, the compensation payable would include a) severance payments of three times base salary, b) a payment equal to three times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination, d) continuation of benefits for three years.

For Mr. Schroeder and Mr. Nemec, the compensation payable would include a) severance payments of one times base salary, b) a payment equal to one times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination and d) continuation of benefits for one year.

For Mr. Ebetino and Mr. Bean, the compensation payable would include a) severance payments of 1.83 times (22 months) base salary, b) a payment equal to 1.83 times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination and d) continuation of benefits for 22 months.

(6)	Reflects total estimate of compensation payable as a result of both a change of control and a termination of employment, as detailed in the Estimated Current Value of Change of Control Benefits Table on page 31 of this Proxy Statement. This includes the value of stock options, restricted stock and the time-vested portion of restricted stock units granted on November 1, 2007.

The named executive officers would be entitled to receive certain benefits upon a change of control of the Company under the terms of their individual employment agreements and long-term incentive agreements. The actual value of these benefits would be known only if and when they become eligible for payment. The following table provides an estimate of the value that would have been payable to each named executive officer assuming a change of control of the Company had occurred on December 31, 2007, including a gross-up for certain taxes in the event that any payment made in connection with the change of control was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Estimated Current Value of Change of Control Benefits

	Severance	Estimated Tax	Accelerated Vesting of Unvested LTIP Awards
	Amount	Gross Up	($)(3)			Total
Name	($)(1)	($)(2)	Restricted Stock	Stock Options	Restricted Stock Units	($)

Richard M. Whiting	5,223,492	—	1,947,881	790,442	3,311,401	11,273,216
Mark N. Schroeder	1,011,057	697,710	500,880	236,634	991,325	3,437,606
Jiri Nemec	1,053,684	—	730,450	236,634	991,325	3,012,093
Charles A. Ebetino, Jr.	1,608,161	1,064,583	500,880	236,634	991,325	4,401,583
Joseph W. Bean	1,030,552	652,616	229,570	133,348	558,648	2,604,734

(1)	The severance amount is equal to the amount shown in the “Involuntary Termination ‘Without Cause’ or ‘For Good Reason”’ column in the Estimated Incremental Value Upon Termination Table on page 30 of this Proxy Statement.

(2)	Includes excise tax, plus the effect of 35% federal income taxes, 6% state income taxes, and 1.45% FICA-HI taxes on the excise tax. Excise tax is equal to 20% times the excess parachute payment subject to excise tax. An excess parachute payment is triggered when the change of control amount is greater than the safe harbor amount (equal to 3x the base amount less $1; base amount is the average of the previous 5 years’ W-2 earnings); actual excess parachute payment is equal to the difference between the preliminary change of control amount and the base amount. The gross up calculation assumes no allocation of any amounts to the covenant not to compete provision in each executive’s employment agreement, notwithstanding that such allocation is permissible in certain circumstances under applicable tax rules. Such an allocation may have the effect of reducing or eliminating any gross up payment.

(3)	Reflects the value an executive could realize as a result of the accelerated vesting of any unvested stock option awards, based on the stock price on the last business day of 2007, $41.74. The value realized is not and would not be a liability of the Company.

2007 ANNUAL COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION

Annual compensation of non-employee directors for 2007 was comprised of cash compensation, consisting of annual retainer and committee fees, and equity compensation, consisting of deferred stock units. Each of these components is described in more detail below. The total 2007 compensation of the Company’s non-employee directors is shown in the following table.

Annual Board/Committee Fees

In 2007, non-employee directors received a pro-rata portion of an annual cash retainer of $60,000. Non-employee directors who served on more than one committee received an additional pro-rata portion of an annual $10,000 cash retainer. The Audit Committee Chairperson received an additional pro-rata portion of an annual $15,000 cash retainer, and the other Audit Committee members received additional pro-rata portions of annual $5,000 cash retainers. The Chairpersons of the Compensation and Nominating & Governance Committees each received an additional pro-rata portion of the annual $10,000 cash retainer.

The Company pays travel and accommodation expenses of directors to attend meetings and other corporate functions. Directors do not receive meeting attendance fees.

Annual Equity Compensation

In 2007, non-employee directors received annual equity compensation valued at $65,000, awarded in the form of deferred stock units. Non-employee directors also received an initial deferred stock unit award valued at $75,000 upon joining the Board of Directors. Deferred stock unit awards will vest on the first anniversary of the grant date and will be distributed in common shares three years after grant. In the event of a change of control of Patriot (as defined in Patriot’s Long-Term Equity Incentive Plan), all restrictions related to the deferred stock units will lapse. The deferred stock units will provide for vesting in the event of death or disability or termination of service without cause with consent of our Board of Directors.

Director Compensation

					Change in
					Pension Value
					and Non-
					qualified
				Non-Equity	Deferred
	Fees Earned		Option	Incentive Plan	Compensation	All Other
	or Paid in	Stock Awards	Awards	Compensation	Earnings	Compensation
Name	Cash ($)	($)(1)(2)	($)	($)	($)	($)	Total ($)

Chairman
Irl F. Engelhardt(3)	—	—	—	—	—	—	—
Non-Employee Directors
J. Joe Adorjan	35,000	23,338	—	—	—	—	58,338
B.R. Brown	35,000	23,338	—	—	—	—	58,338
John E. Lushefski	42,500	23,338	—	—	—	—	65,838
Michael M. Scharf	42,500	23,338	—	—	—	—	65,838
Robert O. Viets	42,500	23,338	—	—	—	—	65,838

(1)	The value of the deferred stock units was the 2007 compensation charge dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. For all non-employee directors, the grant date fair values for deferred stock units determined under FAS 123R for financial reporting purposes was $60,000 for annual equity compensation and $75,000 for the initial award given upon joining the Board of Directors. A discussion of the relevant fair value assumptions is set forth in Note 22 to the Company’s consolidated financial statements on pages F-33 through F-35 of the Annual Report on Form 10-K for the year ended December 31, 2007. The Company cautions that the amount ultimately realized by the non-employee directors from the deferred stock unit awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of sales.

(2)	As of December 31, 2007, the aggregate number of deferred stock units outstanding for each non-employee director was as follows: Mr. Adorjan, 3,734; Mr. Brown, 3,734; Mr. Lushefski, 3,734; Mr. Scharf, 3,734; and Mr. Viets, 3,734.

(3)	Mr. Engelhardt, Chairman of the Board and Executive Advisor of the Company, continues to serve as an executive officer of the Company and receives a salary and other compensation pursuant to the terms of an employment agreement with the Company, which is discussed in detail on page 29 of this document. He receives no additional compensation for serving as director.

Director Stock Ownership

Under the Company’s share ownership guidelines for directors, directors are encouraged to acquire and retain Company stock having a value equal to at least three times their annual retainer. Directors are encouraged to meet these ownership levels within three years after joining the Board.

The following table summarizes the director ownership of Company Common Stock as of December 31, 2007.

			Ownership
			Guidelines,		Ownership
			Relative to		Relative to
	Share Ownership	Share Ownership	Annual Retainer		Annual Retainer
Name(1)	(#)(2)	($)(3)	(4)		(5)

Chairman
Irl F. Engelhardt	157,715	6,583,024	—		—
Non-Employee Directors
J. Joe Adorjan	3,734	155,857	3	x	2.6x
B.R. Brown	4,453	185,868	3	x	3.1x
John E. Lushefski	3,734	155,857	3	x	2.6x
Michael M. Scharf	3,734	155,857	3	x	2.6x
Robert O. Viets	5,334	222,641	3	x	3.7x

(1)	Mr. Whiting’s stock ownership is shown on the Named Executive Officer Stock Ownership Table.

(2)	Includes shares acquired through open market purchases and deferred stock units granted on November 1, 2007 in accordance with the non-employee Board of Director compensation ownership guidelines.

(3)	Value is calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2007, $41.74.

(4)	Based on base annual retainer. For 2007, the base annual retainer was $60,000.

(5)	Represents current ownership, shown as a multiple of the base annual retainer of $60,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship with Peabody

In connection with the spin-off, we and Peabody entered into a Separation Agreement and several ancillary agreements to complete the separation of our businesses and to distribute Patriot’s common stock. Several of these agreements govern the ongoing relationship between Peabody and us. The agreements were prepared before the spin-off and reflect agreement between then affiliated parties established without arms-length negotiation. However, we believe the terms of these agreements will equitably reflect the benefits and costs of our ongoing relationship with Peabody. The ancillary agreements include the following:

•	Various coal supply agreements;

•	Tax Separation Agreement;

•	Coal Act Liability Assumption Agreement;

•	NBCWA Liability Assumption Agreement;

•	Salaried Employee Liability Assumption Agreement;

•	Administrative Services Agreement;

•	Transition Services Agreement;

•	Employee Matters Agreement;

•	Various real property agreements;

•	Throughput and Storage Agreement for a coal transloading facility;

•	Master Equipment Sublease Agreement;

•	Software License Agreement; and

•	Common Interest Agreement.

Separation Agreement, Plan of Reorganization and Distribution

The Separation Agreement, Plan of Reorganization and Distribution, which we refer to as the Separation Agreement, sets forth the agreement between us and Peabody with respect to the principal corporate transactions required to spin-off from Peabody and other agreements governing the relationship between Peabody and us following the separation, including certain litigation matters.

Releases and Indemnification

The Separation Agreement generally provides for a full and complete mutual release and discharge as of the date of the spin-off of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or have failed to occur and all conditions existing or alleged to have existed on or before the separation, between or among Peabody or its affiliates, on the one hand, and us or our affiliates, on the other hand, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the separation, other than the Separation Agreement, the ancillary agreements described below and the other agreements referred to in the Separation Agreement.

Subject to certain exceptions, we agree to indemnify Peabody and its affiliates, and each of their directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	The business, operations, contracts, assets and liabilities of Patriot and its affiliates, whether arising before or after the spin-off;

•	Liabilities or obligations associated with the Patriot business, as defined in the Separation Agreement, or otherwise assumed by us pursuant to the Separation Agreement, including liabilities associated with litigation related to the Patriot business;

•	Any breach by us of the Separation Agreement or any of the ancillary agreements entered into in connection with the Separation Agreement; and

•	Any untrue statement or alleged untrue statement of any material fact contained in our information statement dated October 24, 2007 filed on Form 8-K or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated, except for information for which Peabody will agree to indemnify us as described below.

Subject to certain exceptions, Peabody agrees to indemnify us and our affiliates, and each of our directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	The business, operations, contracts, assets and liabilities of Peabody and its affiliates (other than the Patriot business), whether arising before or after the spin-off;

•	Liabilities or obligations of Peabody or its affiliates other than those of an entity forming part of the Patriot business or otherwise assumed by us pursuant to the Separation Agreement, including liabilities associated with litigation that is not related to the Patriot business;

•	Any breach by Peabody of the Separation Agreement or any of the ancillary agreements entered into in connection with the Separation Agreement;

•	Certain retiree healthcare costs, as described under Liability Assumption Agreements and Administrative Services Agreement below; and

•	Any untrue statement or alleged untrue statement of any material fact regarding Peabody included in certain sections of our information statement dated October 24, 2007 filed on Form 8-K.

Non-solicitation of employees

Except with the written approval of the other party and subject to certain exceptions provided in the Separation Agreement, we and Peabody agree not to, for a period of 12 months following the spin-off, directly or indirectly solicit or hire employees of the other party or its subsidiaries.

Expenses

Peabody paid all costs and expenses incurred in connection with the spin-off and the transactions contemplated by the Separation Agreement, and all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of the Separation Agreement and the ancillary agreements. Peabody also paid other expenses of the transaction, including the legal, filing, accounting, printing, and other expenses incurred in connection with the preparation, printing, and filing of the registration statement on Form 10. Peabody also funded a portion of our credit facility origination fees and various legal fees related to the spin-off totaling $7.1 million.

Litigation Matters

The Separation Agreement provides that we will diligently conduct, at our sole cost and expense, the defense of any actions related to the Patriot business, that we will notify Peabody of any material developments related to such litigation, and that we will agree not to file cross claims against Peabody in relation to such actions. Peabody made corresponding agreements with respect to actions that are not related to the Patriot business. We and Peabody have agreed to share the cost and expense of certain actions that we cannot currently identify as being related to the Patriot or Peabody businesses, until they can be so classified. Furthermore, the Separation Agreement requires us and Peabody to cooperate to, among other matters, maintain attorney-client privilege and work product doctrine in connection with litigation against us or Peabody, as further set forth in the common interest agreement described below.

Amendments and Waivers; Further Assurances

The Separation Agreement provides that no provisions of it or any ancillary agreement will be deemed waived, amended, supplemented or modified by any party unless the waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom that waiver, amendment, supplement or modification is sought to be enforced.

Peabody and Patriot agree to use their respective reasonable efforts to:

•	Execute and deliver any additional instruments and documents and take any other actions the other party may reasonably request to effectuate the purposes of the Separation Agreement and the ancillary agreements and their terms; and

•	To take all actions and do all things reasonably necessary under applicable laws and agreements or otherwise to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution

The Separation Agreement contains provisions that govern, except as otherwise provided in any ancillary agreements, the resolution of disputes, controversies or claims that may arise between us and Peabody. These provisions contemplate that efforts will be made to resolve disputes, controversies or claims by escalation of the matter to senior management, independent Board committees or other representatives of us or Peabody. If those efforts are not successful, the parties may by mutual agreement submit the dispute, controversy or claim to arbitration, subject to the provisions of the Separation Agreement.

Consummation of Spin-off Transaction

On October 31, 2007, Patriot received a net contribution from Peabody of $781.3 million, which reflected the following:

•	retention by Peabody of certain retiree healthcare liabilities of $615.8 million;

•	the forgiveness of the outstanding intercompany payables to Peabody on October 31, 2007 of $81.5 million;

•	the retention by Patriot of trade accounts receivable at October 31, 2007, previously recorded through intercompany receivables, of $68.6 million;

•	a $30.0 million cash contribution;

•	the retention by Peabody of assets and asset retirement obligations related to certain Midwest mining operations of a net $8.1 million;

•	less the transfer of intangible assets of $22.7 million related to purchased contract rights for a supply contract retained by Peabody.

Coal Supply Agreements

Following the spin-off, a majority of the coal produced by Patriot’s operations is sold to Peabody pursuant to coal supply agreements. Patriot will continue to supply coal pursuant to the Master Coal Supply Agreements and two other coal supply agreements discussed below. As of February 29, 2008, Patriot’s obligations under these contractual arrangements are as follows: 18.9 million tons in 2008, 10.6 million tons in 2009, 6.7 million tons in 2010, 6.5 million tons in 2011 and 2.8 million tons in 2012.

Patriot maintains a separate sales and marketing subsidiary, and enters into its own coal supply arrangements for new business. As Peabody’s underlying coal supply agreements expire, Peabody and Patriot may separately compete with each other and other coal suppliers for future business.

Master Coal Supply Agreements

To ensure continuity of supply to certain customers of Peabody, Patriot’s sales and marketing subsidiary entered into a total of three Master Coal Supply Agreements with Peabody subsidiaries, including separate agreements with each of the following: (1) COALSALES, LLC, (2) COALSALES II, LLC and (3) COALTRADE INTERNATIONAL, LLC. Under these contracts, the Patriot subsidiary continues to supply coal sourced from Patriot operations directly to customers who have existing contracts with these Peabody subsidiaries. The Master Coal Supply Agreements incorporate the terms and conditions of individual contracts between the Peabody subsidiaries and customers supplied by Patriot operations. Patriot undertakes to perform Peabody’s obligations with respect to the underlying coal supply contracts, and indemnifies Peabody for Patriot’s unexcused failure to perform. In turn, Patriot is entitled to the benefits that Peabody has under such contracts. Payments to Patriot are due within five days following the invoice date for end customer payments. Under the terms of the Master Coal Supply Agreements, the Patriot subsidiary bears the risk of default, non-performance and termination by the third party customers. However, the applicable Peabody subsidiary must use commercially reasonable efforts to defend its contract rights toward the customer so that Patriot continues to maintain the benefits of the pass-through agreement.

In the course of defending its rights, the Peabody subsidiary must also exercise commercially reasonable efforts to avoid actions that are detrimental to Patriot.

The Master Coal Supply Agreements involve sales of approximately $965 million in the aggregate. They do not apply to coal sold pursuant to Coal Supply Agreement I or Coal Supply Agreement II (which are discussed below) or coal sales agreements entered into directly by Patriot with third party customers.

The Master Coal Supply Agreements cover a total of 41 contracts which Peabody had with 36 customers as of February 29, 2008. None of these contracts individually is material to our financial condition or results of operations. The material terms and conditions of these contracts are summarized below.

	No. of	No. of	Weighted Avg.	Remaining
	Underlying	Underlying	Remaining	Term	Price Range	Weighted	Remaining
Peabody Counterparty	Contracts	Customers	Term	(Range)	(per ton)	Avg. Price	Tons
							(Millions)

COALSALES, LLC	32	27	20 months	1-34 months	$30-80	$56.27	10.2
COALSALES II, LLC	3	3	1 month	1 month	$20-40	$37.76	0.1
COALTRADE International, LLC	6	6	13 months	1-18 months	$67-86	$76.30	1.8

TOTAL	41	36					12.1

The terms and conditions of each underlying customer contract (other than term, price and quantity, as described in the above table) are substantially similar. Coal shipped under the contracts to domestic customers is typically sold and delivered to the customer at the mine, while export coal is typically sold and delivered to the customer after loading in ocean-going vessels. Payment terms vary by customer but typically range from 15-30 days from receipt of invoice. The contracts contain provisions requiring us to deliver coal meeting quality thresholds for characteristics such as Btu, sulfur, ash, moisture and size. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. In some cases, the underlying contracts also provide for a price premium if the coal quality exceeds contractual specifications.

Some customer contracts contain provisions that allow for price adjustments due to new laws or changes in law that affect our cost of production.

The customer contracts generally contain force majeure provisions allowing temporary suspension of performance by us or the customer for the duration of specified events caused by Acts of God or other circumstances beyond the control of the affected party. In some cases, an extended force majeure could lead to contract termination.

In addition to the termination events described above, the customer contracts are generally terminable by the non-defaulting party for any material uncured breach.

Coal Supply Agreement I

COALSALES II, LLC, a Peabody affiliate (COALSALES II), currently supplies approximately 2.9 million tons per year of coal to steam coal customers with coal produced from Patriot’s Rocklick and Big Mountain operations. To ensure continuity of supply to its customers, COALSALES II entered into a new coal supply agreement with Patriot (Coal Supply Agreement I). Sales under Coal Supply Agreement I as of February 29, 2008 are estimated to be approximately $737 million over the remaining term of the contract.

The material terms and conditions of Coal Supply Agreement I are as follows:

•	Patriot will generally be responsible for coordinating shipments and the delivery of the coal into railcars for COALSALES II customers.

•	Patriot will supply from 1,412,500 to 1,600,250 tons of coal per contract half-year to COALSALES II through December 31, 2012.

•	Conforming coal must be provided from pre-approved Patriot production sources and shipping origins to meet specific quality parameters in accordance with specific sampling, weighing and analysis requirements. Non-conforming deliveries may be rejected by COALSALES II, which could lead to suspension and agreement termination if not remedied.

•	For Patriot coal shipments during the period from January 1, 2008 through December 31, 2011, to entitle COALSALES II to a first priority right of production, COALSALES II will make a monthly prepayment to Patriot, ten (10) days prior to the beginning of each month, in the amount of $1,041,666 per month plus any applicable taxes and royalties related thereto.

•	The unadjusted price for coal supplied under the agreement (also known as the Base Price) ranges from $45.00 to $52.08 per ton through December 31, 2012 and will be adjusted (within certain limits and on certain conditions) to reflect changes in cost due to new laws or regulations or changes in existing laws or regulations.

•	To determine the Selling Price for coal, the Base Price is adjusted upward or downward for sulfur and calorific value quality variances from the agreement’s coal quality specifications.

•	Payment terms are within 22 days after the end of each half-month and COALSALES II must pay Patriot regardless of whether or not the ultimate customer has paid COALSALES II.

•	The agreement contains force majeure provisions allowing for the temporary suspension of performance by us or the customer for the duration of specified events beyond the control of the affected party. Any shortfall in coal deliveries is generally required to be made up within twelve months.

•	In general, COALSALES II will bear the risk of default, non-performance and termination by its customers unless caused by or attributable to Patriot. Should a COALSALES II customer fail to perform under its agreement with COALSALES II and damage Patriot, COALSALES II will have the obligation to pursue its rights and remedies against such customer for the benefit of Patriot, as applicable.

Coal Supply Agreement II

COALSALES, LLC, a Peabody affiliate (COALSALES), supplies coal to the Tennessee Valley Authority pursuant to a coal supply agreement that runs through December 31, 2011 (Underlying Contract). COALSALES currently sources the Underlying Contract with 3.5 million tons per year of coal produced from Patriot’s Highland operation. To ensure continuity of supply to its customer, COALSALES entered into a new coal supply agreement with Patriot (Coal Supply Agreement II) for deliveries from Highland. Sales under Coal Supply Agreement II as of February 29, 2008 are estimated to be approximately $448 million over the remaining term of the contract.

The material terms and conditions of Coal Supply Agreement II are as follows:

•	Patriot will supply coal to COALSALES through December 31, 2011 and unless otherwise agreed to among the parties, COALSALES will have no right to extend the agreement beyond such date.

•	Should the ultimate coal customer voluntarily elect to terminate its contract with COALSALES early, COALSALES may continue to take full delivery under its agreement with Patriot or elect to terminate the agreement and pay to Patriot the liquidated damages (25% of the Base Price, see below) it receives from the ultimate coal customer. COALSALES may also terminate the agreement with Patriot if the ultimate coal customer terminates its agreement with COALSALES due to specified increases in transportation costs, and no liquidated damages apply.

•	Coal is to be shipped in relatively equal monthly shipments of 290,000 tons per month with allowed variances of five (5%) percent per month should the ultimate coal customer so elect. The volume of coal to be shipped under the agreement may be reduced by COALSALES, if the ultimate coal customer reduces shipments of coal due to new environmental laws or regulations.

•	Patriot will generally be responsible for coordinating shipments and the delivery of the coal into barges provided by the ultimate coal customer.

•	Conforming coal must be provided from Patriot’s Highland Mine (unless other production sources are approved by the ultimate coal customer) to meet specific quality parameters. Patriot is responsible for performing all sampling, weighing and analysis requirements. Non-conforming deliveries may be rejected by COALSALES and/or the ultimate coal customer, which could lead to suspension and agreement termination if not remedied.

•	The Base Price for coal supplied under the agreement ranges from $31.62 to $34.23 per ton through December 31, 2011 and may be adjusted (within certain limits) to reflect changes in cost due to new laws or regulations or changes in existing law or regulation.

•	Payment terms are within 30 days after the unloading of coal by the ultimate customer, or if later, the receipt of Patriot’s invoice. Should there be any dispute of the invoiced amount by the ultimate coal customer, COALSALES will have the right to make a partial payment to Patriot excluding such disputed amount.

•	Sixty (60) days after the end of each calendar quarter, COALSALES will invoice Patriot for quality variances from the coal specifications contained in the agreement. Such invoice will include upward or downward price adjustments for moisture, ash, sulfur and calorific value.

•	The agreement contains force majeure provisions allowing for the temporary suspension of performance by us or the customer for the duration of specified events beyond the control of the affected party. Any shortfall in coal deliveries will be made up at Patriot’s election, subject to mutual agreement on scheduling with the ultimate coal customer.

•	The Underlying Contract is generally terminable by the non-defaulting party for any material uncured breach. In general, COALSALES will bear the risk of default, non-performance and termination by the end customer unless caused by or attributable to Patriot. Should the ultimate coal customer fail to perform under its agreement with COALSALES and damage Patriot, COALSALES will have the obligation to pursue its rights and remedies against the ultimate coal customer for the benefit of Patriot, as applicable.

Tax Separation Agreement

The tax separation agreement sets forth the responsibilities of Peabody and Patriot with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. Peabody is generally responsible for federal, state, local and foreign income taxes of Patriot for periods before and including the spin-off. Patriot is generally responsible for all other taxes relating to its business. Peabody and Patriot are each generally responsible for managing those disputes that relate to the taxes for which each is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both parties are responsible. The tax separation agreement also provides that Patriot will have to indemnify Peabody for some or all of the taxes resulting from the transactions related to the distribution of Patriot common stock if it takes certain actions and if the distribution does not qualify as tax-free under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the Code).

To maintain the qualification of the distribution as tax-free under sections 368(a)(1)(D) and 355 of the Code, there are material limitations on transactions in which Patriot may be involved during the two-year period following the distribution date. Specifically, during this two-year period, Patriot has agreed to refrain from engaging in any of the transactions listed below unless it first obtains a private letter ruling from the Internal Revenue Service (IRS) or an opinion reasonably acceptable in substance to Peabody from a tax advisor reasonably acceptable to Peabody providing that the transaction will not affect the tax-free treatment of the distribution and the preceding contributions of capital.

Patriot is restricted from entering into any negotiations, agreements or arrangements with respect to transactions or events that may cause the spin-off to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of Patriot representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code, including such transactions or events described below (and, for this purpose, including any redemptions made pursuant to open market stock repurchase programs), stock issuances pursuant to the exercise of options or otherwise, option grants, capital contributions or acquisitions, entering into any partnership or joint venture arrangements or a series of such transactions or events, but not including the spin-off.

•	Merging or consolidating with or into another corporation;

•	Liquidating or partially liquidating;

•	Selling or transferring all or substantially all of its assets in a single transaction or series of related transactions, or selling or transferring any portion of its assets that would violate certain continuity requirements imposed by the Code; and

•	Redeeming or otherwise repurchasing any of its capital stock other than pursuant to open market stock repurchase programs meeting certain IRS requirements.

If Patriot enters into any of these transactions, with or without the required private letter ruling or opinion from tax counsel, Patriot will be responsible for, and will indemnify Peabody from and against, any tax liability resulting from any such transaction.

Liability Assumption Agreements and Administrative Services Agreement

In connection with the spin-off, a subsidiary of Peabody agreed to pay certain retiree healthcare liabilities of Patriot and its subsidiaries arising under the Coal Industry Retiree Health Benefit Act of 1992 (Coal Act) and the 2007 National Bituminous Coal Wage Agreement (2007 NBCWA) and predecessor agreements, as well as retiree healthcare liabilities relating to certain salaried employees. The terms governing such assumptions are set forth in a Coal Act Liability Assumption Agreement, a NBCWA Liabilities Assumption Agreement and a Salaried Employee Liability Assumption Agreement, each entered into among the Peabody subsidiary and the applicable Patriot subsidiaries. Peabody guarantees the performance of its subsidiary under these liability assumption agreements. Patriot is secondarily liable if Peabody fails to meet the 2007 NBCWA obligations and the salaried employee obligations.

As of December 31, 2007, the present value of the estimated retiree healthcare liabilities to be paid by Peabody totaled $603.4 million, including Coal Act liabilities, 2007 NBCWA contractual liabilities and liabilities relating to salaried employees of one of our subsidiaries. As a result of Peabody’s agreement to pay these liabilities, Patriot’s retiree healthcare expense and related cash payments were reduced significantly from historical levels following the spin-off.

Under the Coal Act Liability Assumption Agreement, the Peabody subsidiary agreed to pay all retiree healthcare liabilities of Patriot and its subsidiaries under the Coal Act for employees retiring on or after January 1, 1976 and prior to October 1, 1994. Under the NBCWA Liability Assumption Agreement, the Peabody subsidiary agreed to pay certain retiree healthcare liabilities of Peabody Coal Company (a Patriot subsidiary signatory to the 2007 NBCWA and predecessor agreements) for employees retiring after September 30, 1994 and on or before December 31, 2006. In certain circumstances, the Peabody subsidiary would not be responsible for increases in retiree healthcare benefits associated with future labor agreements entered into by us. Under the Salaried Employee Liability Assumption Agreement, the Peabody subsidiary agreed to pay certain retiree healthcare liabilities of Peabody Coal Company for employees retiring on or prior to December 31, 2006.

Patriot administers the retiree healthcare benefits assumed by the Peabody subsidiary, pursuant to an Administrative Services Agreement entered into effective as of October 31, 2007. The Peabody subsidiary pays Patriot a fee equal to the fair market value of the administration of such benefits. The Administrative Services Agreement shall remain in effect until the termination of all of the liability assumption agreements.

Transition Services Agreement

Peabody and Patriot entered into a transition services agreement pursuant to which Peabody provides certain administrative and other services to Patriot, including in the following areas: information technology, purchasing and materials management, accounting services, payroll, human resources, engineering, geology, land management and environmental services. For each of these areas, a transition service schedule summarizes the services to be provided and the responsibilities of Peabody and Patriot. The cost to Patriot for these services is an estimate of fair market value rates. Patriot has the right to terminate the transition services agreement or any class of services provided thereunder on 60 days’ prior notice. The agreement has an initial term of six months, and Patriot has the option to extend for an additional term of three months and, under certain circumstances, for another term of three months. We paid $0.9 million to Peabody in November and December 2007 for transition services.

Employee Matters Agreement

General

In connection with the spin-off, we and Peabody entered into an employee matters agreement, which provides for the transition of our employees and retirees from Peabody’s employee plans and programs to employee plans and programs at Patriot. The agreement also allocates responsibility for certain employee benefit matters and liabilities after the distribution date, including benefits for certain former employees of Patriot’s subsidiaries. In general, and except as described below or under the section captioned Liability Assumption Agreements and Administrative Services Agreement, we and Peabody are responsible for all obligations and liabilities relating to our respective current and former employees and their dependents and beneficiaries.

Treatment of Peabody Equity Awards held by Patriot Employees

In connection with the spin-off, each Peabody stock option that was outstanding immediately prior to the distribution date was adjusted based on a formula determined by Peabody’s Compensation Committee in accordance with the terms of the applicable stock incentive plan. Certain Peabody employees who became Patriot executives following the spin-off held adjusted Peabody stock options that were scheduled to vest on or before January 3, 2008. These options continued to vest based on such optionees’ continued employment with Patriot through January 3, 2008. Such optionees have six months after the earlier of January 3, 2008 or their termination from Patriot to exercise vested options in accordance with the terms of the applicable stock incentive plan and option agreement.

Certain Peabody employees who became Patriot executives following the spin-off held restricted shares of Peabody common stock. On October 22, 2007, those restricted stockholders received the Patriot stock dividend on the same basis as all other Peabody stockholders. In addition, restricted shares held by these Patriot employees that were scheduled to vest on or before January 3, 2008 continued to vest based on continued employment with Patriot through January 3, 2008. These restricted shares remained subject to the terms and conditions of the applicable stock incentive plan and award agreement as in effect immediately prior to October 31, 2007. Restricted shares held by these Patriot employees that were scheduled to vest after January 3, 2008 accelerated and became fully vested on October 31, 2007.

Peabody’s Board of Directors approved certain amendments to Peabody’s existing long term incentive stock plans, effective as of October 31, 2007, to permit the treatment of equity awards as outlined above.

For all other Peabody employees who hold Peabody equity awards and became Patriot employees, an amendment to Peabody’s long-term stock incentive plans was implemented to allow for continued vesting under these plans.

Certain Real Property Arrangements

Following the spin-off, Patriot and its affiliates controlled approximately 1.3 billion tons of proven and probable coal reserves and related surface property in West Virginia, western Kentucky and Illinois through various means, including fee ownership, coal leases and option agreements. Except for certain easements, rights of access and similar rights due to the adjacent ownership of real property in western Kentucky, no continuing real property relationships exist between Peabody and Patriot subsequent to the spin-off. In the future, Patriot and Peabody may enter into other commercial real property agreements from time to time, the terms of which will be determined at those relevant times.

Pursuant to a Conveyance and Assumption Agreement between a subsidiary of Patriot and several subsidiaries of Peabody, these Peabody subsidiaries assumed certain reclamation obligations at sites in Indiana, Illinois, Kentucky and Ohio in exchange for equipment owned by Patriot’s subsidiary having an aggregate book value of approximately $1.2 million as of October 31, 2007.

Throughput and Storage Agreement

Since 1985, Patriot’s operations have transloaded coal for seaborne markets through Dominion Terminal Associates (DTA), a coal transloading and ground storage facility in Newport News, Virginia. Peabody owns a 30% interest in DTA. In connection with the spin-off, Patriot entered into a five-year Throughput and Storage Agreement with Peabody pursuant to which Patriot continues to utilize the DTA facility for transloading seaborne shipments from Central Appalachia which originate on the CSX railroad at an agreed fair value rate. Payments under the Throughput and Storage Agreement are estimated to be $17.3 million over the term of the contract.

Master Equipment Sublease Agreement

Certain mining equipment and facilities used in the Patriot business are leased from third parties by various Peabody affiliates. Following the spin-off, Patriot subleases this equipment and facilities from Peabody on terms and conditions substantially similar to the third-party lease agreements. The sublease payments will be approximately $17 million in 2008 and decline to $2.2 million per year by 2011 assuming exercise of certain buy-out options related to such equipment and facilities. After the spin-off, all new equipment and facilities leases have been entered into by Patriot without Peabody involvement. Upon expiration of an underlying equipment lease, Patriot shall have the right to exercise any applicable buy-out rights or return the respective equipment to the lessor in accordance with the terms of such lease. Patriot shall indemnify, defend and hold Peabody harmless from and against any and all claims, damages, costs and expenses related to the subleased equipment or any breach by Patriot of the master sublease agreement or its underlying lease agreements. Subject to the foregoing, Patriot is responsible for acquiring and maintaining all equipment and facilities used in the operation of its businesses following the spin-off.

Guarantees

Patriot and its subsidiaries were guarantors with respect to Peabody’s public debt. At spin-off, Patriot was released from all such guarantee obligations.

Peabody currently does not guarantee any outstanding debt obligations of Patriot or its subsidiaries. In the normal course of business, Peabody has guaranteed the performance of Patriot and its subsidiaries under various arrangements, including real property leases, equipment and fixture leases, coal supply agreements and other contracts. Those obligations which can be quantified include payments under premises leases, equipment leases and maintenance contracts. The total amount of such guarantee obligations was approximately $72 million as of December 31, 2007. Peabody also has guarantees in place with respect to certain of Patriot’s Federal Black Lung Benefits Act and workers’ compensation liabilities. The total amount of such guaranteed obligations was approximately $215 million as of December 31, 2007. For other obligations, including guarantees of mineral and real property leases and performance guarantees under coal supply agreements, Peabody’s potential exposure depends upon future production and market prices, which cannot be determined at this time.

Software License Agreement

Pursuant to the software license agreement, Peabody granted to Patriot a non-exclusive license, solely in connection with Patriot’s operation of the Patriot business, to install, copy and distribute internally, use and create improvements, enhancements and modifications to certain proprietary software applications. The license was conditioned upon Patriot’s prior acquisition, at Patriot’s expense, of a license to all third party software applications, code or other proprietary data or information which must be on the same platform in order for the licensed software to run. Peabody also granted the right to copy and distribute internally, use and create improvements, enhancements or modifications to any related documentation developed by Peabody that pertains to the operation of the licensed software applications.

The software license agreement continues indefinitely, subject to certain termination rights, such as upon a change of control of Patriot. The agreement also provides that Peabody may, but is under no obligation to, provide Patriot with improvements, enhancements or modifications it makes to the licensed software applications and related documentation after the date of the spin-off. Patriot may make its own improvements, enhancements or modifications to the licensed software applications and related documentation, but all intellectual property rights therein are owned by Peabody and licensed to Patriot under this agreement. Peabody does not provide support and maintenance services to Patriot in connection with the licensed software applications other than under the Transition Services Agreement. As consideration for the license granted under the software license agreement, Patriot paid Peabody a non-refundable upfront license fee of $1.2 million. We do not currently anticipate that Peabody will provide us with updates, enhancements or modifications to the licensed software applications during the term of the software license agreement.

Common Interest Agreement

In connection with the spin-off, we and Peabody entered into a common interest agreement, which sets forth the terms under which we will cooperate with Peabody with respect to claims, suits, investigations or other proceedings that have been, or that in the future could be, initiated against us or Peabody. With the exception of situations where a conflict of interest arises between us and Peabody, under the common interest agreement, the attorney-client privilege and the work product doctrine will apply to all privileged information and work product exchanged between us and Peabody.

The common interest agreement provides that the parties will share such information and documents as they deem appropriate under the law with the other parties and their officers, directors, employees, advisors or agents, so long as such person is informed by the applicable party of the confidential nature of the shared information and documents and is obligated to treat such information and documents in accordance with the provisions of the common interest agreement. If any third party requests, by summons, subpoena or otherwise, the production of any privileged documents from any party to the common interest agreement, the recipient of such demand will immediately notify the other party and will take all reasonable steps to permit the assertion of all applicable rights and privileges with respect to the documents and information subject to the request.

Policy for Approval of Related Person Transactions

The Nominating & Governance Committee is responsible for reviewing and approving all transactions between the Company and certain “related persons,” such as its executive officers, directors and owners of more than 5% of the Company’s voting securities in accordance with our written policy. Such transactions are generally reviewed before entry into the related person transaction. In addition, if any of our specified officers becomes aware of a related party transaction that has not been previously approved or ratified, such related person transaction will be promptly submitted thereafter to the Committee for its review. In reviewing a transaction, the Committee considers the relevant facts and circumstances, including the benefits to the Company, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) the best interests of the Company and stockholders are permitted to be approved. No member of the Committee may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on the Company’s website (www.patriotcoal.com) by clicking on “Investors,” then “Corporate Governance,” and then “Related Party Transactions” and is available in print to any stockholder who requests it. Information on our website is not considered part of this Proxy Statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

The Board of Directors has, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to ratification by the Company’s stockholders. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and the Board are requesting, as a matter of policy, that the stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the Company’s stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions by stockholders. For additional information regarding the Company’s relationship with Ernst & Young LLP, please refer to “Report of the Audit Committee” and “Fees Paid to Independent Registered Public Accounting Firm” on page 10 of the Proxy Statement.

The Board of Directors recommends that you vote “For” Item 2, which ratifies the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

ADDITIONAL INFORMATION

Information About Stockholder Proposals

If you wish to submit a proposal for inclusion in next year’s Proxy Statement and proxy, we must receive the proposal on or before December 7, 2008, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted in writing to: Corporate Secretary, Patriot Coal Corporation, 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141.

Under the Company’s by-laws, if you wish to nominate a director or bring other business before the stockholders at the 2009 Annual Meeting without having your proposal included in next year’s proxy statement:

•	You must notify the Corporate Secretary in writing at the Company’s principal executive offices between January 12, 2009 and February 11, 2009; however, if the Company advances the date of the meeting by more than 20 days or delays the date by more than 70 days, from May 12, 2009, then such notice must be received not earlier than 120 days before the date of the annual meeting and not later than the close of business on the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•	Your notice must contain the specific information required by the Company’s by-laws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters.

You can obtain a copy of the Company’s by-laws without charge by writing to the Corporate Secretary at the address shown above or by accessing the Company’s website (www.patriotcoal.com) and clicking on “Investors,” and then “Corporate Governance.” Information on our website is not considered part of this Proxy Statement. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares and we will deliver those documents to you promptly upon receiving the request. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding, by sending a written request to the Corporate Secretary at 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141, (314) 275-3600.

Additional Filings

The Company’s Forms 10-K, 10-Q and 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. They may be accessed at the Company’s website (www.patriotcoal.com) by clicking on “Investors,” and then “SEC Filings.” Information on our website is not considered part of this Proxy Statement.

In accordance with SEC rules, the information contained in the Report of the Audit Committee on page 9, and (ii) the Report of the Compensation Committee on page 23 shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Costs of Solicitation

The Company is paying the cost of preparing, printing and mailing these proxy materials. The Company has engaged Georgeson Inc. to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $6,500 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation as well as by employees of Georgeson. The Company will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

OTHER BUSINESS

The Board of Directors is not aware of any matters requiring stockholder action to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting. Should other matters be properly introduced at the Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

The Company will provide to any stockholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007 as filed with the Commission. Any such request should be directed to Patriot Coal Corporation, Investor Relations, 12312 Olive Boulevard, Suite 400, Saint Louis, Missouri 63141; telephone (314) 275-3600.
By Order of the Board of Directors,

Joseph W. Bean
Senior Vice President, General
Counsel & Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF PATRIOT COAL CORPORATION May 12, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20230000000000001000 9 051208 THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEMS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: The undersigned hereby GRANTS authority to 2. Ratification of Appointment of Independent Registered Public elect the following nominees: (see Board recommendation below): Accounting Firm. NOMINEES: FOR ALL NOMINEES O J. Joe Adorjan RECOMMENDATION: The Board recommends voting “FOR” the above proposal. O Michael M. Scharf WITHHOLD AUTHORITY FOR ALL NOMINEES If you vote over the Internet or by telephone, please do not mail your card. FOR ALL EXCEPT (See instructions below) RECOMMENDATION: The Board recommends voting “FOR” all Nominees. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF PATRIOT COAL CORPORATION May 12, 2008 PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. — OR - TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the COMPANY NUMBER instructions. Have your proxy card available when you call. — OR — ACCOUNT NUMBER INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. — OR — IN PERSON — You may vote your shares in person by attending the Annual Meeting. You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— —— 20230000000000001000 9 051208 THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEMS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: The undersigned hereby GRANTS authority to 2. Ratification of Appointment of Independent Registered Public elect the following nominees: (see Board recommendation below): Accounting Firm. NOMINEES: FOR ALL NOMINEES O J. Joe Adorjan RECOMMENDATION: The Board recommends voting “FOR” the above proposal. O Michael M. Scharf WITHHOLD AUTHORITY FOR ALL NOMINEES If you vote over the Internet or by telephone, please do not mail your card. FOR ALL EXCEPT (See instructions below) RECOMMENDATION: The Board recommends voting “FOR” all Nominees. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 PROXY PATRIOT COAL CORPORATION Proxy/Voting Instruction Card for Annual Meeting of Shareholders to be held on May 12, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Richard M. Whiting, Mark N. Schroeder and Joseph W. Bean, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Patriot Coal Corporation (Patriot) to be held on May 12, 2008 at the Donald Danforth Plant Science Center, 975 North Warson Road, Saint Louis, Missouri 63132 at 10:00A.M., and at any adjournments or postponements thereof. The undersigned hereby further authorizes such proxies to vote in their discretion with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. If the undersigned is a participant in the Patriot Coal Corporation 401(k) Retirement Plan, this proxy/voting instruction card also provides voting instructions to the trustee of such plan to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in this plan and fails to provide voting instructions, the trustee will vote the undersigned’s plan account shares (and any shares not allocated to individual participant accounts) in proportion to the votes cast by other participants in that plan. The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the shareholder. In the absence of such indication, such shares will be voted FOR the election of all the director nominees listed in Item 1, or any other person selected by the Board if any nominee is unable to serve, and FOR ratification of Ernst & Young LLP as Patriot’s independent registered public accounting firm for 2008 (Item 2). The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. IMPORTANT — This proxy/voting instruction card must be signed and dated on the reverse side. (Continued and to be signed on the reverse side) 14475